Exhibit 99.2

Disclaimer

Set out below is an unofficial translation into the English language, for convenience purposes only, of the consolidated financial statements of Lauro Cinquantasette Group (the “Company”) for the year ended December 31, 2015 (the “Financial Statements”) that originally were prepared in the Italian language.

The full, legal and binding version of the Financial Statements for all purposes is the Italian version.

In the event of a contradiction or inconsistency between this translation and the Italian version of the Financial Statements, the provisions of the Italian version shall prevail.

This translation was not carried out by the Company, nor checked by the Company, and accordingly, the Company does not guarantee that the translation fully, correctly or accurately reflects the Italian version of the Financial Statements and its contents.

Neither the Company, nor any of its directors, employees, advisors or other office holders, accept any responsibility on any grounds whatsoever to any other person in connection with this translation into English of the Financial Statements. The Company assumes no liability for any damages or loss of any kind (including, without limitation, indirect, special, incidental, punitive or consequential damages,) that might arise from the use of this translated version of the Financial Statements.

Readers are advised to read the authoritative Italian version of the Financial Statements in all matters which may affect them and/or their decisions in any way.

Annual Report

for the year ended

31 December 2015

Lauro Cinquantasette Group

Registered offices in Via del Lauro 7 - 20121 Milan

Share capital Euro 58,333,333.25 fully paid up

Fiscal Code 04849340965

(English language translation of the original Italian document)

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 2

Index

Corporate bodies	4

Directors’ Report	5

Summary of Results	6

Group Structure	8

Significant events during the year 2015	9

Business Performance	11

Research and development activities 2015	12

Analysis of the Group’s Income Statement	15

Analysis of the Group’s Equity and financial situation	18

Human Resources	24

Health, Safety and Environmental protection	26

Risk Assessment	28

Evaluation of business continuity	30

Transactions with Group companies and other related parties	32

Own shares	32

Derivative Instruments	32

Significant events after the year-end and Business outlook	33

Consolidated Financial Statements as at 31 December 2015	34

Consolidated Statement of Financial Position	35

Consolidated Income Statement	36

Consolidated Statement of Comprehensive Income	37

Consolidated Cash Flow Statement	38

Consolidated Statement of Changes in Equity	39

Explanatory Notes to the Consolidated Financial Statements	40

General Information	40

Summary of accounting principles adopted	40

Financial Risk Management	58

Estimates and assumptions	64

Business Combinations	65

Notes to the Consolidated Income Statement and Consolidated Statement of Financial Position headings	66

Appendix 1: List of subsidiary, associated and other companies	87

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 3

Corporate Bodies

Board of Directors of the Parent company Lauro Cinquantasette SpA

(appointed up until the date of the Shareholders Meeting called for the approval of the financial statements for the year ended 31 December 2017)

Chairman	Ing. Rocco Sabelli
Managing Director	Dott.ssa Margalit Fine
Director	Dott. Gianmario Baccalini
Director	Ing. Maurizio Bottinelli
Director	Dott. Giovanni Campolo
Director	Dott. Alberto Mangia
Director	Dott. Enrico Ricotta

Board of Statutory Auditors of the parent company Lauro Cinquantasette SpA

(appointed up until the date of the Shareholders Meeting called for the approval of the financial statements for the year ended 31 December 2017)

Chairman	Dott. Piero Alonzo
Statutory Auditor	Dott. Paolo Fratta Pasini
Statutory Auditor	Dott . Guido Riccardi

Independent auditors

Reconta Ernst & Young S.p.A

(appointed up until the date of the Shareholders Meeting called for the approval of the financial statements for the year ended 31 December 2017)

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 4

Directors’ Report

The present annual report for the year ended on 31 December 2015 has been prepared in conformity with the accounting principles and valuation criteria established by the IFRS, by which we intend all of the “International Financial Reporting Standards”, all of the “International Accounting Standards” (IAS) and all of the interpretations of the “International Reporting Interpretations Committee” (IFRIC), formerly called “Standing Interpretations Committee” (SIC) endorsed at that date by the European Union, in accordance with the EC Regulation No. 1606/2002 of the European Parliament and of the European Council dated 19 July 2002.

The IFRS have been applied consistently to all of the periods presented in this Annual Report.

During the year 2015, the Lauro Cinquantasette Group recorded total revenues of Euro 214,863 thousand, representing an increase of 15.4% with respect to the previous year. This increase was due principally to the effects of:

•	the significant growth of the Generic drugs segment as a result of the favourable market environment, of the changed competitive situation and of the increase in the market share of the Group’s portfolio of products thanks to the marketing activities carried out by S&M in new geographic areas;
•	the expansion of the CMO/CS business in line with that forecast by the Strategic Plan;
•	the expansion of the Fine Chemicals segment following the sale of VPS on the American market;
•	the favourable Euro /USD exchange rate.

The Group achieved positive results in consolidating its:

-	Product Portfolio: 70% of Group turnover is concentrated within our top 20 products;
-	Customer Portfolio: 40% of Group turnover is concentrated on the world’s principal pharmaceutical companies (Big Pharma companies). Management believes that this concentration represents an opportunity for the growth of our product portfolio in line with the growth of these multinational companies.

As regards the geographical distribution of revenues, these remained stable (in percentage terms) in the North American and European markets, while the turnover in the emerging countries showed a slight growth.

The increase in sales volumes had no effect on the percentage profit margins on sales (Cash margin1 ), which remained substantially in line with the 2014 levels (equivalent to 64.4% in 2015, compared to 64.8% in 2014), enabling the Group to record an increase in absolute terms of Euro 17,929 thousand.

The EBITDA, or rather, the operating result before depreciation, amortisation and other value adjustments as well as before non-recurring income and expenses, shows a profit of Euro 29,564 thousand, representing an increase of Euro 7,936 thousand with respect to the year 2014. This increase is attributable principally to the growth in sales volumes of the Generic drugs (API/Intermediates), to the continual expansion of the CS/CMO segment, and to the more efficient utilization of production capacity as well as to the favourable Euro /USD exchange rate.

1 By Cash Margin we intend the margin calculated by deducting from sales revenues only the cost of those raw materials relative to the products sold. This indicator is used by management to evaluate the Group’s performance.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 5

The favourable performance during the year enabled the Group to record a Net Profit of Euro 1,600 thousand, representing an improvement of Euro 5,824 thousand with respect to the year 2014 in which the Group recorded a net loss of Euro 4,224 thousand.

The net financial position as at 31 December 2015 shows a net indebtedness of Euro 67,949 thousand, representing a decrease of Euro 14,165 thousand with respect to the net indebtedness of Euro 82,114 thousand as at 31 December 2014, due to the effects of the share capital increase and of the carrying forward of the steps aimed at improving operational management, which led to a further improvement in credit control procedures, the efficiency of management of investments and the improvement in the management of stock levels. These cash flows enabled us to significantly reduce the amount of overdue debts outstanding towards suppliers.

For a detailed analysis of both the economic results and of the equity and financial performance and situation, reference should be made to the paragraphs “Business performance”, “Analysis of the Group’s income statement”, as well as “Analysis of the Group’s equity and financial position” contained in this Report. The figures shown in this Report, including certain percentage figures, have been rounded to the nearest thousands of Euro, except where indicated otherwise. Consequently, certain totals in the tables below may not coincide with the precise arithmetic sum of the table components.

LAURO CINQUANTASETTE GROUP– SUMMARY OF CONSOLIDATED RESULTS

	2015		2014		Delta
Year ended on	Euro/1000%		Euro/1000%		Euro/1000%
Revenues	214.863	100,0%	186.113	100,0%	28.750	15,4%
Ebitda	29.564	13,8%	21.627	11,6%	7.936	36,7%
Ebit	9.157	4,3%	119	0,1%	9.038	na
Profit/(loss) before tax	3.275	1,5%	(6.113)	-3,3%	9.387	na
Group Net profit/(Loss)	1.600	0,7%	(4.224)	-2,3%	5.824	na

	December 31th 2015	December 31 th 2014	Delta
Year ended on	Euro/1000	Euro/1000	Euro/1000%
Fixed assets	211.195	207.852	3.343	2%
Working capital	63.209	66.063	(2.854)	-4%
Capital invested	274.404	273.915	489	0%
Net shareholders equity	(187.816)	(172.952)	(14.865)	9%
Medium /long term liabilities	(18.639)	(18.849)	210	-1%
NFP	(67.949)	(82.114)	(14.165)	17%

	2015	2014	Delta
Capital expenditure	Euro/1000	Euro/1000	Euro/1000%
Property, plant and equipment	10.411	8.069	2.342	29,0%
Intangible assetd	4.895	5.495	(600)	-10,9%
Totale	15.306	13.564	1.742	12,8%

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 6

	December 31th 2015	December 31 th 2014	Delta
Net Working Capital	Euro/1000	Euro/1000	Euro/1000%
Inventory	61.187	64.291	(3.105)	-5%
Trade receivables	42.957	42.241	715	2%
Trade payables	(30.667)	(30.039)	(628)	2%
Other current assets	5.051	4.608	443	10%
Other current liabilities	(16.730)	(19.368)	2.638	-14%
Assets available for sale	1.411	4.329	(2.918)	-67%
Totale	63.209	66.063	(2.854)	-4%

	December 31, 2015	December 31, 2014	Delta
Net Financial Position	Euro/1000	Euro/1000	Euro/1000%
Cash & cash equivalents	26.522	13.395	13.127	98,0%
Current financial Debt	(35.821)	(94.077)	58.256	-61,9%
Not current financial Debt	(58.651)	(1.433)	(57.218)	>100%
Total	(67.949)	(82.114)	14.165

Workforce	31 Dicembre 2015	31 Dicembre 2014	delta

Italia	557	550	7
Francia	145	146	-1
Germania	65	66	-1
Stati Uniti	74	73	1

Totale	841	835	6

Workforce	31 Dicembre 2015	31 Dicembre 2014	delta

Manager	23	23	-1
Supervisory staff	114	113	-1
Employee	304	305	10
Workers	400	414	-2

Totale	841	855	6

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 7

Group Structure

Lauro Cinquantasette Spa prepared its first Consolidated Financial Statements in the year 2012 following the acquisition of the Euticals Group which took place in April 2012. This operation entailed the acquisition of 100% of the share capital of the company Prime European Therapeuticals S.p.a. (Euticals Spa, hereinafter referred to as “Euticals”), which heads up the Euticals Group, comprised of the companies Euticals GMBH, Euticals SAS, Euticals INC and Archimica UK LTD, all of which operating in the API sector.

The acquisition of 100% of the share capital of the company Chorisis Srl, a company operating in the sector with significant experience the industrial development of the products contained in the Group’s product portfolio, took place with effect as from 1 July 2013.

In July 2013 Euticals Spa resolved to place the UK subsidiary Archimica UK LTD into liquidation.

The Group structure of the Lauro Cinquantasette Group (hereinafter referred to as “the Group”) as at 31 December 2015 is shown below.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 8

Significant events during the year 2015

From a strategic point of view, the year 2015 saw the continuation of the activities necessary for the corporate restructuring/reorganisation set out in the Strategic Plan for the period 2015-2022 (hereinafter referred to as the “New Plan”), approved by the Board of Directors on 4 November 2014, which concentrated on four main areas:

-	the consolidation of the existing business by means of greater valorisation of the “core” products with the highest margins and the rationalisation of the minor products;
-	the growth of the CMO/CS business as a driver for short/medium term growth, sustained through investment aimed at improving our reference sites;
-	the development of new API as a driver for medium/long term growth, sustained through an increase in R&D activity.
-	the industrial restructuring of those manufacturing sites most beneficial to the optimisation of the Group’s production and management, given that the previous production structure was considered to be excessive in terms of the number of production plants and of management complexity and cost.

As regards:

-	its existing business, the Group achieved a higher than expected growth, as the result of a favourable market environment and of the strengthening of the S&M structure, as described in greater detail in the paragraph “Business Performance”;

-	the growth of the CMO/CS business, the investments aimed towards increasing production capacity in Germany and the USA have been finalised and the activities planned for the Italian production plants, in particular for the “finishing!” plant/ have been completed. These steps have resulted in a growth of approximately 11% in the revenues from this business segment;

-	the development of new API, work continued aimed at the identification and selection of those molecules with a greater market potential and which were most suited to the Group’s production structure, and work commenced towards the development of these molecules, also with the support of external structures;

-	industrial consolidation, the Boards of Directors’ meetings of Lauro 57 and of Euticals held on 24 March 2016 approved an amendment to the New Plan which, in consideration of the imminent completion of the sale of the Casaletto Lodigiano site and of the favourable market environment and of the renewed growth and development of the products in the Group’s portfolio, reduces the number of production plants to be sold/closed to two sites.

At the same time the Group updated: (i) the details of the plan for the transfer of technology, including the related regulatory activities (ii) the evaluation of the necessary investments (iii) and steps were undertaken to ensure the optimal management of the closure and securing of the site. The search is also underway for a potential partner for the second site, interested in purchasing the assets not relevant for the transfer of the business. Production activity shall cease within the end of the year 2016.

From a strategic and industrial point of view, as part of the implementation of the New Plan, the Group is in the process of finalising the activities necessary for the sale of the Casaletto plant to a leading company in the pharmaceuticals market interested in an Italian manufacturing plant for its own production activities.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 9

The agreement specifies that the Purchaser shall buy the manufacturing plant business unit which consists of the land and buildings and the industrial plant and equipment, together with 100% of the personnel employed at the site.

Euticals Spa shall maintain the ownership of the business; the manufacturing activities have been progressively allocated to the Group’s other production plants.

This operation represents an important first step towards the realisation of the New Plan in that it enables the Company to (i) commence the rationalisation and the improvement in the efficiency of its manufacturing structure; (ii) benefit from the cash flows deriving from the sale while maintaining the continuity of the business ; (iii) to expand its own business, improving its productivity and profitability.

For further detail reference should be made to the paragraph “Significant events after the year end and Business outlook.”

From a financial point of view, on 13 February 2015 the Shareholders’ meeting of Lauro Cinquantasette resolved a share capital increase of Euro 17.5 million (to be paid in as specified in the paragraph “Evaluation of Business Continuity”), necessary for the achievement of the objectives of the New Plan and for the reaching of an agreement to amend the terms of the contract for the loan with the Pool of Banks.

On 31 March 2015 Euticals received confirmation of the unanimous resolution by the Pool of Banks approving (i) the waiver by these banks of the covenant penalties for the failure to comply with certain contractual clauses; (ii) the request for amendments to the loan contract.

On 1 April 2015 Euticals and the Pool of Banks signed an agreement modifying the original loan contract stipulated in 2011 (hereinafter referred to as the “Amending Agreement”).

On 15 April 2015, in accordance with the terms of the Amending Agreement, the institutional shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately transferred by the parent company to the subsidiary Euticals in the form of an increase in the subsidiary’s equity reserves.

On 14 May 2015 the Amending Agreement to the loan contract was finalised through the signing of :

-	the Capitalisation Agreement stipulated between the institutional shareholders of Lauro 57 and the Pool of banks. This Agreement specifies the manner and terms of the underwriting and payment of further tranches of the share capital increase of Lauro 57 to be allocated in favour of Euticals S.p.A upon the occurrence of the preconditions for capitalisation described herein;
-	the deed of acknowledgment and extension of the pledge on the shares of Lauro 57 Spa underwritten by the shareholders of Lauro 57 and by the Pool of banks;
-	the deed of acknowledgment and extension of the pledge on the shares of Euticals SpA underwritten by Lauro 57, Euticals SpA and by the Pool of banks;
-	the delivery of the additional documentation specified by Appendix A to the Amending Agreement to the loan contract underwritten on 1 April 2015, this being an essential condition for the purposes of the finalisation;
-	As of the date of approval of the present Consolidated Annual Report, we would point out the non-occurrence of the preconditions for capitalisation 1) and 2). At the same time, the Group’s net financial position improved beyond budget expectations.

The Shareholders Meetings of Lauro Cinquantasette Spa and of Euticals Spa held on 8 July 2015 resolved the following:

(i)	the renewal of the corporate bodies for the three-year period 2015-2017;
(ii)	the approval of the first statutory financial statements of Euticals Spa prepared in accordance with international accounting standards (IFRS).

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 10

On 22 January 2015 a fatal accident took place at the Euticals Varese manufacturing plant, involving an employee working in the production plant.

Euticals Spa, with the support of the Press Office of Federchimica, immediately issued a statement to the press in which it expressed its sorrow for the event, its solidarity with the family and it confirmed its intention to fully collaborate in identifying the cause of the accident. The company also halted production at the site in question.

In the months following the accident, the local ASL conducted a series of interviews with the persons involved, as a result of which it prescribed certain operational measures to be carried out and issued various fines following the ascertainment of certain violations (the total sum for all of the persons interested parties amounted to less than Euro 20 thousand).

The reconstruction of the event and the allegations formalised were transmitted to the appropriate authorities appointed for the definition of the framework of the investigation and the eventual legal action to be taken against the persons/entities involved.

On 2 July 2015, following a formal request, the Company obtained the release from seizure of the equipment involved and normal production activities recommenced in October 2015.

On 17 July 2015 the Varese site passed the FDA inspection.

Euticals (i) appointed prominent consultants from the Politecnico di Milano to carry out a risks assessment and a study of the work to be carried out on machinery in order to minimise the risks associated with the use of the equipment, (ii) activated the insurance guarantees and (iii) launched a back-up production plan as from 25 February at another Italian manufacturing plant in order to make up for the lack of products during the period up until the recommencement of production at the Varese plant in October 2015. It should be noted that the production suspended accounts for approximately 5 million of total annual turnover.

Therefore, as a result of the abovementioned halt in production, the turnover from CDPC product during the year 2015 amounted to only Euro 2.3 million.

Business Performance

Total revenues for the year 2015 amounted to Euro 214.9 million, representing an increase of 15.4% with respect to the revenues for the year 2014, which amounted to Euro 186.1 million.

This significant rise in turnover with respect to the previous year is linked mainly to the following:

(i)	a significant growth in the business related to the Generic API products, which benefitted from the economic recovery of certain markets, from the favourable competitive environment and the first positive results of the marketing activities carried out by the S&M segment in new geographical areas
(ii)	the CS/CMO business segment continued along the lines outlined in the New Plan with an increase in revenues of 11.2%. In 2015 the increase in the new orders acquired in the USA and in Italy was particularly significant;
(iii)	the Fine chemicals business segment also registered a slight growth (+2.8%, equivalent to an increase of Euro 1 million) due to the increase in the sales volumes of 4FPBA and VPA.

In addition, turnover also benefitted from the favourable Euro /USD exchange rate.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 11

The table below analyses revenues by product type:

	2015		2014		Delta
Total Revenues	Euro/1000%		Euro/1000%		Euro/1000%
Generici (API/Intermedi)	136.592	63,6%	113.106	60,8%	23.486	20,8%
Cmo/Custom Sintesi	42.464	19,8%	38.173	20,5%	4.291	11,2%
Fine Chemical	35.807	16,7%	34.834	18,7%	973	2,8%
Total	214.863	100,0%	186.113	100,0%	28.750	15,4%

The analysis of revenues by geographical area is shown in the table below:

	2015		2014		Delta
Total Revenues	Euro/1000%		Euro/1000%		Euro/1000%

Italia	151.393	70,5%	125.008	67,2%	26.385	21,1%
USA	18.914	8,8%	15.184	8,2%	3.730	24,6%
Germania	20.343	9,5%	20.289	10,9%	54	0,3%
Francia	30.493	14,2%	30.776	16,5%	(283)	-0,9%
Intercompany	(6.280)	-2,9%	(5.144)	-2,8%	(1.136)	22,1%
Total	214.863	100,0%	186.113	100,0%	28.750	15,4%

As regards the geographical distribution of revenues, these remained substantially stable in percentage terms in the North American and European markets, while turnover grew in emerging countries. For further details reference should be made to Note 6.16 to the Consolidated Financial Statements.

Research and Development Activity 2015

During the year 2015 the Research and Development (R&D) department consolidated its structure in order to better organize the activities in the main areas of commitment of its resources.

Research and Development activities are focused on:

-	Development of new API (generics) in order to extend and diversify the product portfolio;

-	Custom synthesis: projects/products to be developed and/or produced upon the specific indication of customers and/or with the customer’s own technology;

-	Continuous Improvement, or rather, the optimisation of existing manufacturing processes with the aim of increasing the quality and the profitability of the products linked thereto;

-	Trouble shooting and support for regulatory activities: resolving problems regarding products and manufacturing processes.

The resources dedicated to research and development are equivalent to approximately 5% of turnover; this amount is in addition to capital expenditure.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 12

New API

The Group offers its services as manufacturer of API for the Generics market and, thanks to the availability of manufacturing plants in various geographical areas, it supplies a wide range of potential products.

Our customers are generic pharmaceutical companies and/or the creators of the original drugs.

During the year 2015, the Group increased the number of projects relative to the development of new active substances in the following therapeutic areas:

-	anti-cancer drugs, which represent a cornerstone of the Group’s production and for which the Group has 2 manufacturing plants dedicated respectively to oral cancer drugs and intravenous cancer drugs;
-	immunosuppressants, for which the starting materials are produced internally in designated sites within the Group using fermentation and subsequent chemical transformation of fermentation products;
-	receptor antagonists, innovative molecules for the treatment of widespread liver and intestinal diseases;
-	slow release bronchodilators; these are products with a high margin and low production volumes, with a complex crystalline structure, that renders the development thereof extremely difficult, due principally to the low dosage which is measured in micrograms;
-	smart drugs, molecules to improve cognitive skills;
-	controlled substances produced at the American manufacturing plant at Springfield.

All of these products fall within and strategically expand the Group’s product portfolio in its existing therapeutic categories, in certain cases strengthening the specific activities that distinguish the Group within the API market.

Custom Synthesis/Contract manufacturing

The Group’s skill and experience place it among the key operators in the sector for the development and manufacture of new products for the large pharmaceutical companies and destined for the clinical trials phase prior to commercialisation. These types of product are developed with the aim of optimising the use of the plants’ production capacity.

In 2015 the production of monobactam for certain important pharmaceutical companies was consolidated, creating the basis for a lasting supply relationship, with an increase in the volumes requested by customers.

Commercial Product Support

This type of activity is aimed at improving the quality and competitiveness of products in the pipeline of Euticals, at the resolution of problems relating to the production processes and at the achievement of the quality standards specified by the regulatory authorities.

Continuous Improvement

This type of activity is aimed towards improving the quality and the competitivity of our products.

The generics market is in continuous evolution as a result of national politics and/or of insurance companies who define pharmaceutical prices for reimbursable or life saving drugs, usually imposing gradually decreasing price curves .

The complexity of the industrial processes and the growing presence in the market of competitors, render it necessary to dedicate expert resources on a continual basis.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 13

During the year 2015 the Group’s activities were concentrated on the improvement of the principal products contained in its product portfolio, such as Minocycline, 4FBA, Propofol, Hydroxyurea, GPC and Dihydroergotamine mesylate.

Trouble shooting, regulatory activities

The manufacture of API for sale may be subject to involuntary deviations from normal processes or to sub- standard products. In this case the research department is involved for the resolution of the problem.

In addition, the research department, and in particular the analytical department, plays a vital role in assisting the regulatory bodies on issues arising from the requests, known as deficiency letters, of the Italian and foreign authorities, for which exhaustive answers must be swiftly provided.

R&D Planning & Control

In order to improve the performance of the Research and Development department in terms of meeting time schedules, optimisation of costs and allocation of resources, in May 2014 a function was created dedicated to the improvement of the organisation of the Research and Development activities according to the principles of project management, and to monitor the relative costs in terms of current costs and capital expenditure.

During the year 2015 a system was introduced for the integrated management of Research and Development projects in Euticals’ Italian and foreign manufacturing plants.

The projects were classified on the basis of the Group’s three business segments (New generics, custom synthesis and Commercial product support); the development plans have been standardised and shared between the various research departments and positive results have already been achieved in terms of the optimisation of the allocation of resources, the planning and monitoring of completion times, in particular in the transfer of projects from one production plant to another.

There are approximately 50 projects currently managed by this system.

The organisation of the commercial product support activities has also been improved, with the creation of a database, shared with the other functions, for the planning and scheduling of activities in accordance with the agreed priorities.

*******************

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 14

Analysis of the Income Statement

The table below shows, in thousands of euro, the principal components of the reclassified consolidated income statement of the Lauro Cinquantasette Group for the years 2015 and 2014.

P&L	2015	%	2014	%	Delta in Euro	%
Sales Revenues	214.863	98,5%	186.113	98,5%	28.750	15,4%
Other revenues	3.338	1,5%	2.761	1,5%	576	20,9%
Total Revenues	218.201	100,0%	188.874	100,0%	29.327	15,5%

Change in inventory	(5.193)	-2,4%	(3.243)	-1,7%	(1.950)	60,1%

Value of Production	213.008	97,6%	185.631	98,3%	27.376	14,7%

Raw Materials and related costs	(80.544)	-36,9%	(69.695)	-36,9%	(10.849)	15,6%

Added Value (Gross Margin)	132.464	60,7%	115.936	61,4%	16.528	14,3%

Personnel costs	(56.078)	-25,7%	(53.648)	-28,4%	(2.430)	4,5%
R&D and Other internal costs capitalize	3.939	1,8%	5.631	3,0%	(1.692)	-30,0%
Other operating costs	(50.761)	-23,3%	(46.292)	-24,5%	(4.469)	9,7%

EBITDA	29.564	13,5%	21.627	11,5%	7.936	36,7%

Depretiation, amortization and write dc	(20.406)	-9,4%	(21.508)	-11,4%	1.102	-5,1%

EBIT	9.157	4,2%	119	0,1%	9.038	>100%

Financial income & expences	(5.883)	-2,7%	(6.232)	-3,3%	349	-5,6%

Result before tax	3.275	1,5%	(6.113)	-3,2%	9.387	<100%

Taxes	(1.675)	-0,8%	1.889	1,0%	(3.564)	<100%

Net Result	1.600	0,7%	(4.224)	-2,2%	5.824	<100%

EBITDA “reconciliation”
EBITDA	29.564	13,5%	21.627	11,5%	7.936	36,7%
One-off	692	0,3%	1.939	1,0%	(1.247)	-64,3%

Adjusted Ebitda	30.256	13,9%	23.566	12,5%	6.690	28,4%

Sales revenues for the year 2015 amounted to Euro 214.9 million, representing an increase of 15.4% with respect to the year 2014.

The year 2015 was characterised by (i) the extremely positive performance of Euticals Italia (+ 21.1%, equivalent to Euro 26.4 million) whose turnover returned to the levels realised in 2012 thanks to the sales volumes realised by the generics products (ii) the continuation of the project for the relaunch of the foreign subsidiaries which resulted in a significant growth in revenues, particularly in the USA, which saw a continuation of the expansion of the business relative to controlled substances and of the growth in CS/CMO projects thanks to the important orders acquired from pharmaceutical multinationals (iii) stability in Germany and France which have already acquired important orders for delivery in 2016

“Other income and revenues” rose from Euro 2,761 thousand in the year 2014 to Euro 3,338 thousand in the year 2015, due principally to the effect of the increase in the reimbursement of the expenses incurred in the development of the industrialization process of certain products and for royalties.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 15

The increase in the consumption of raw materials and work in progress is due to the higher production volumes during the year 2015.

The added value (Gross Margin) relative to the year 2015 amounted to Euro 132,464 thousand, compared to Euro 115,936 thousand in the previous year, due to the higher sales volumes and to the substantial stability of margins.

The increase in personnel costs is due: (i) in Italy, to the strengthening of the managerial and business structure, particularly for the S&M and R&D areas, in support of the growth in revenues and the achievement of the Plan objectives; (ii) in the USA, to the increase in production and sales activities; and (iii) in France, to the launch of production relative to the new projects acquired during the year which is expected to give rise to a significant growth of the company in terms of turnover and margins as from the first quarter of the year 2016.

	2015		2014		Delta
Personnel Cost	Euro/1000%		Euro/1000%		Euro/1000%
Italia	(36.210)	64,6%	(35.414)	62,7%	(796)	2,2%
USA	(5.228)	9,3%	(4.150)	7,8%	(1.078)	26,0%
Germania	(5.395)	9,6%	(5.106)	9,7%	(289)	5,7%
Francia	(9.246)	16,5%	(8.977)	15,9%	(268)	3,0%
Total	(56.079)	100,0%	(53.647)	100,0%	(2.432)	4,5%

Workforce	31 Dicembre 2015	31 Dicembre 2014	delta

Italia	557	550	7
Francia	145	146	-1
Germania	65	66	-1
Stati Uniti	74	73	1
Totale	841	835	6

Workforce	31 Dicembre 2015	31 Dicembre 2014	delta

Manager	23	23	-1
Supervisory staff	114	113	-1
Employee	304	305	10
Workers	400	414	-2
Totale	841	855	6

The rise in Other operating costs is due principally to the increase in the volume of production, which resulted in higher costs in terms of services, selling costs and transport costs. The increase is partially offset by drop in utilities costs which are lower than those recorded in the year 2014, despite the greater use of production capacity, due to the reduction in the relative tariffs. Maintenance and repair costs have also risen as a result of the increased utilisation of the plants.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 16

The gross operating result (EBITDA) for the year 2015 amounts to Euro 29,564 thousand, representing an increase of 36.7% (equivalent to Euro 7,936 thousand) with respect to the result of the year 2014.

The “Adjusted” EBITDA, or rather, the EBITDA before non-recurring income and expenses, shows an increase of Euro 6,690 thousand, rising from Euro 23,567 in 2014 to Euro 30,256 thousand in the year 2015.

The decrease of Euro 1,102 thousand in Depreciation, amortisation and write downs is linked mainly to the reduction in the provision for inventory obsolescence. In particular: (i) depreciation and amortisation charges decreased from Euro 53 thousand to Euro 13,660 thousand; (ii) the accrual to the provision for obsolescence amounted to Euro 1,847 thousand, representing a drop of Euro 2,537 thousand with respect to 2014. This accrual was generated mainly during the first six months of the year, confirming the substantial stability of the ageing of inventory and of the improvement in the stock management processes that resulted in a more rapid and efficient stock turnover (iii) Euro 3,261 thousand for a further write-down of the value of the assets of the Casaletto Lodigiano site in order to bring these into line with their expected sales values.

The Financial income and expenses: these showed a decrease in net financial expenses with respect to the previous year due to: (i) the lower impact of the financial expenses relative to the discounting to present value of the provision for environmental risks in the USA which amounted to Euro 1,255 thousand in 2014 and (ii) gains on exchange for Euro 207 thousand. This improvement compensated for the higher costs deriving from the waiver fee recognised for the renegotiation of the long-term loan contract and the higher factoring costs deriving from the greater utilisation of these lines and for the higher exchange losses.

	2015		2014		Delta
Net Financial Expences	Euro/1000		Euro/1000		Euro/1000%
Financial income	70	-1,2%	11	-0,2%	60	na
Financial expences	(5.851)	99,5%	(4.864)	78,1%	(986)	20,3%
Exchange differences	612	-10,4%	819	-13,1%	(207)	-25,2%
Other costs	(715)	12,2%	(2.197)	35,3%	1.482	-67,5%
Total	(5.883)	100,0%	(6.232)	100,0%	349	-5,6%

The Income tax charge for the year amounted to Euro 1,675 thousand due to the higher taxable income recorded in Italy (Irap), Germany and France thanks to the higher pre-tax profits. The increase in profits in the USA did not give rise to a significant tax charge due to the utilisation of tax losses brought forward from previous years.

***************************

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 17

Analysis of the Group’s equity and financial situation

The table below shows the reclassified and condensed balance sheet of the Lauro Cinquantasette Group at 31 December 2015 and at 31 December 2014, in thousands of euro.

	Dicember 31th	Dicember 31th,
Balance Sheet	2015	2014	Delta in Euro	Delta %

Intangible assets	117.306	117.840	(534)	-0.5%
Property, plant and equipment	78.458	77.152	1.306	1,7%
Financial fixwd assets	15.430	12.859	2.571	20,0%
Totale Finxed assets	211.195	207.852	3.343	1,6%
Inventory	61.187	64.291	(3.105)	-4,8%
Trade receivables	42.957	42.241	715	1,7%
Other currentassets	5.051	4.608	443	9,6%
Assets available for sale	1.411	4.329	(2.918)	-67,4%
Total Current Asset	110.606	115.470	(4.864)	-4%
CAPITAL INVESTED	321.801	323.322	(1.521)	-0.5%
Net financial Position	(67.949)	(82.114)	14.165	-17,3%
SHAREHOLDER’s EQUITY	(187.816)	(172.952)	(14.865)	8,6%
Medium/long term liabilities	(18.639)	(18.849)	210	-1,1%
Trade payables	(30.667)	(30.039)	(628)	2,1%
Short term liabilities	(16.730)	(19.368)	2.638	-13.6%

Total Liabilities	(66.036)	(68.256)	2.220	-3%

SOURCE OF FINANCING	(321.801)	(323.322)	1.521	-0.5%

The variation in fixed assets, net of the amortisation and depreciation charge for the year, is linked principally to the following:

-	to the investments in Research and Development which amounted to Euro 4,654 thousand.

-	to the investments in Property, plant and equipment and in Intangible assets for a total of Euro 10,411 thousand, related principally to work carried out to comply with environmental protection and safety legislation and with REACH regulations, and for the revamping of the manufacturing sites and for the increase in production capacity.

The tables below give details of the capital expenditure carried out during the period, analysed by geographic area and by the principal Italian manufacturing plants.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 18

ITALY
Capital expenditure	2015	2014

Lodi	862	1.264
Varese	262	149
Ambrosia	463	169
Casaletto	155	284
Rozzano	1.096	909
Origgio	3.174	2.402
TOTALE	6.012	5.177

Capital expenditure	2015	2014

ESHA	1.411	1.423
Revamping	2.111	1.667
Capacità Produttiva	1.719	1.043
QA	771	1.044
TOTALE	6.012	5.177

Lodi

The capital expenditure was directed towards:

(a)	the increase in production capacity in order to:
(i)	increase the production of Sucralfate, with the introduction of a fluidised bed dryer ;
(ii)	commence the back-up production of CDPC, interrupted at the Varese site, also through the purchase of a spectrophotometer capable of performing the production and process analyses;
(b)	the continuos improvement of the GMP production in particular, the revamping and the pharmaceutical grade boxatura of the F5B centrifuge (crystallisation department) utilised for the final step of the main GMP production as defined by the ISO8 standard.
(c)	the continual improvement of the safety and environmental protection measures and in particular:
(i)	the purchase of mobile sparkler filters for the principal production processes, following the analysis of the risks of the pressure equipment;
(ii)	the extraordinary maintenance of the waste purification plant, with the introduction of stirring systems for equalisation tanks/ and with building work for the levelling of the courtyard areas scheduled to take place during the August holiday closure period.

Investment was also carried out for the loading and unloading of the closed circuit hatches the renovation of the vacuum lines/n the F2 and F7 departments and the dismantling of the old afterburner In addition, a new back up steam generator was purchased and the repair of the groundbehind the F7 department in the vicinity of the Molina canal was planned.

The energy efficiency audit required by the Italian Legislative Decree No. 102 of 4 July 2014 implementing the EU Directive No. 2012/27/UE was carried out.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 19

Varese

All of the work necessary in order to comply with the AIFA requirements has been completed, including the replacement of the soda storage tanks and a confined area for the collection of wet products with a Buchner funnel has also been realised.

Ambrosia

The principal capital expenditure regarded:

(a)	production improvements, in particular the installation of a static 200L dryer in order to obtain greater production flexibilty thanks to the drying in batches of 5-7kg. The installation of nitrogen filters on the principal production machines and a glove box containment system centrifuge;
(b)	improvements to safety by means of the extraordinary revamping of the chimney of the plant for the treatment of off-gasses (Post-combustor system).

Lastly, revamping work was carried out on the flooring in the drying area as well as additions to the laboratory equipment.

The energy efficiency audit required by the Italian Legislative Decree No. 102 of 4 July 2014 implementing the EU Directive 2012/27/UE has been completed.

Rozzano - Quinto de’ Stampi

The capital expenditure during the year was concentrated on improvements to plant and on compliance with safety standards.

(a)	The Company completed the installation of the new well for plant’s industrial water for, amongst other things, the powering of the cooling of the new UTA. Certain critical equipment was purchased, such as a storage tank for industrial waste water, a condenser for the recovery of acetone and the sparkler filters necessary following the risk analyses carried out ;
(b)	revamping work was completed relative to the microbiology laboratory, in order to centralise the Group’s analyses.
(c)	in addition, the planning and design of the sampling and dispensing area for band 4 products was completed and the investment is currently in the approval phase.

The energy efficiency audit required by the Italian Legislative Decree No. 102 of 4 July 2014 implementing the EU Directive 2012/27/UE has been completed.

Origgio

Investments at this site mainly regarded compliance.

a)	Work has been completed relative to the new drying area, aimed towards the creation of a controlled contamination area (clean room) in line with GMP for the ISO 8 standard, with the insertion of airlocks for materials and personnel, HVAC with 100% filtration, closed circuit loading systems, resin flooring with coving and pharmaceutical walls. The relative area has been inspected and validated;
b)	the project for the upgrading of the synthesis 3 offgasses network is in course ;
c)	the sampling and dispensing areas in ISO 8 class for the raw materials warehouse have been realised as prescribed by the AIFA and software has been purchased for the management of chromatographic systems for the CQ laboratory.

As regards production, the 4FPBA production line has been expanded and strengthened and the pilot plant has been improved.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 20

In addition a time and attendance system for the plant’s employees has been installed.

SUBSIDIARIES

Capital expenditure	2015	2014

USA	2.064	1.063
Francia	1.583	1.189
Germania	736	585
Chorisis	16	55
TOTAL	4.399	2.892

Capital expenditure	2015	2014

ESHA	530	559
CapacitàProduttiva	2.611	1.127
Revamping	755	623
QA	503	502
IT		81
TOTAL	4.399	2.892

France

Capital expenditure mainly regarded technology for the production transferred from Italy, in particular:

(a)	the revamping of the A1 department of the BE plant for the production transferred from Italy;
(b)	the purchase of systems for the testing of the filters and of the particle count for the clean rooms.

The company also continued to improve its safety measures aimed:

a)	at reducing the risk involved in the handling and utilisation of POCL3 by means of a pipeline containment system;
b)	towards the revamping of the fire prevention and protection system in the TO plant, with an emergency exit at the A5 department in the BE plant and a pneumatic transport system for loading powders on enamelled reactors. The technical evaluation study regarding the increase in the flexibility of production capacity in the A4 department has commenced.

USA

The project for the debottlenecking in the S19 department through the installation of a filter dryer, aimed at obtaining an increase of approximately 40% in the production capacity of the pilot unit, has been completed.

In addition, in accordance with the long-term revamping programme:

-	the distillation column of the purification planthas been repaired
-	a high vacuum pump has been purchased;
Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 21

-	the fire prevention system/ has been upgraded;
-	a condenser for the pilot unit has been purchased.

Lastly, engineering work has commenced relative to the installation of a centrifuge and of a dryer in order to increase production capacity. This shall be completed during the year 2016.

Germany

The major capital expenditure during the year regarded:

(a)	the increase in production capacity by means of the installation of a centrifuge for the CMO/CS projects and engineering work for the installation of a dryer. The former is at the completion stage, while the latter shall be completed in 2016;
(b)	the repair of part of the asphalt in order to improve logistics;
(c)	the REACH registration relative to VPA-DME and VPA substances.

The table below shows the composition of net working capital as at 31 December 2015, together with the variations therein with respect to the previous year-end.

	December 31th 2015	December 31 th 2014	Delta
Net Working Capital	Euro/1000	Euro/1000	Euro/1000%
Inventory	61.187	64.291	(3.105)	-5%
Trade receivables	42.957	42.241	715	2%
Trade payables	(30.667)	(30.039)	(628)	2%
Other current assets	5.051	4.608	443	10%
Other current liabilities	(16.730)	(19.368)	2.638	-14%
Assets available for sale	1.411	4.329	(2.918)	-67%
Totale	63.209	66.063	(2.854)	-4%

The decrease of Euro 528 thousand in net working capital is due to multiple factors, the more important of which are illustrated below.

The value of Inventories, net of the relative provision for obsolescence, fell by Euro 3,105 thousand as a result of the following factors:

(i)	the increase in sales volumes;
(ii)	the improvement in the planning process, with a more efficient utilisation of production capacity;
(iii)	the variation in the provision for obsolescence, as detailed in paragraph 6.6 of the Explanatory Notes to the Consolidated Financial Statements.

	December 31th, 2015	December 31, 2014	Delta
Inventory	Euro/1000	Euro/1000	Euro/1000%
Italia	44.945	49.474	(4.529)	-9,2%
Francia	8.445	6.325	2.121	33,5%
Germania	2.066	2.054	11	0,5%
Stati Uniti	6.660	7.019	(359)	-5,1%
Rettifiche di consolidamento	(929)	(581)	(348)	59,9%
Totale	61.187	64.291	(3.105)	-4,8%

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 22

The more significant decreases in inventory values were registered (i) in Italy, due principally to the effect of the increase in sales volumes that led to an increase in the turnover rates of finished and semi-finished product inventories, giving rise to a drop of Euro 4,529 thousand in closing inventories, despite the increase in raw materials stock levels in order to support the increase in production volumes, and (ii) in the USA, due to the sale of products manufactured in December 2014 for delivery in the first quarter of the year 2015. Closing inventories increased in France, in preparation for the significant increase in the 2016 sales.

The Receivables rose by Euro 715 thousand as a result of the increase in sales volumes. The improvement in credit control management resulted in a reduction in Days Sales Outstanding (DSO) from 83 days at 31 December 2014 to 73 days at 31 December 2015.

The Trade payables remained relatively stable due to the offsetting effects of the reduction in overdue payables and the rise in production volumes which led to an increase in the purchases of raw materials.

The Other receivables decreased as a result of the offsetting of advances to suppliers paid prior to 31 December 2014 for services relative to the first six months of the year 2015.

The Other payables showed a decrease as a result of the payment during the year of the current portion of the provisions for risks accrued at 31 December 2014 for the reorganisation of personnel, of the payment of the 2015 portion of the contributions accrued and of the current tax payable.

Net Financial Indebtedness fell to Euro 67,949 thousand. This decrease is due to the following:

(i)	the increase in share capital underwritten and paid in by the financial shareholders of Lauro 57 at the time of the signing of the Amending Agreement to the loan contract;
(ii)	a more efficient credit control management;
(iii)	the conversion of the Company’s convertible bond.

These effects were compensated for in part by the normalisation of trade payables.

	December 31, 2015	December 31, 2014	Delta
Net Financial Position	Euro/1000	Euro/1000	Euro/1000%
Cash & cash equivalents	26.522	13.395	13.127	98,0%
Current financial Debt	(35.821)	(94.077)	58.256	-61,9%
Not current financial Debt	(58.651)	(1.433)	(57.218)	> 100%
Total	(67.949)	(82.114)	14.165

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 23

Human Resources

On a general level, the process of the consolidation and strengthening of the various Corporate structures has been completed and, at the end of the year 2015, the USA also increased its workforce, reintegrating certain roles eliminated in previous years, and recreating, in part, the pre-existing staff.

Certain events took place in Italy that influenced the Group’s performance for the year 2015.

On 22 January, a fatal accident took place at the Varese site.

On 8 June 2015, the restructuring plan for the Lodi and Casaletto production plants in the Lodi area was announced in Assolombarda. The proposed closure/sale of the two sites immediately gave rise to protest on the part of the trade unions, also involving the local political structure.

The industrial unrest had no significant impact on production. However there was an increase in staff turn-over levels.

Italy experienced a particularly intense year from a legislative point of view, with the publication in the Gazzetta Ufficiale of all of the implementative decrees of the Job’s Act, the last of which was published in September.

The renewal of the CCNL Pharmaceutical/chemical workers’ national employment contract, due to exire at the year end, was signed on 15 October 2015, determining a breakthrough in terms of structural simplification and of the costs linked to the renewal, eliminating certain now obsolete “rules”.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 24

Workforce December 31th, 2015
PLANT	Manager	Supervisory staff	Employee	Workers	Total	Temporary

Ambrosia	0	3	2	5	10	0
Casaletto	1	2	19	27	49	0
Rozzano QDS	11	24	64	51	150	0
Lodi	1	6	34	51	92	0
Origgio	5	29	100	95	229	0
Varese	1	3	16	7	27	0
Italia Totale	19	67	235	236	557	0

France Be	1	22	10	73	106	0
France To	0	1	5	30	36	0
France Paris	0	2	1		3	0
Frankfurt	2	6	31	26	65	2
Us Springfield	1	16	22	35	74	0

Estero Totale	4	47	69	164	284	2

Totale Gruppo	23	114	304	400	841	2

Workforce December 31th 2014
PLANT	Manager	Supervisory	Employee	Workers	Total	Temporary

Ambrosia	0	3	2	5	10	0
Casaletto	1	2	20	26	49	0
Rozzano QDS	9	20	56	57	142	0
Lodi	2	8	39	47	96	0
Origgio	6	29	96	92	223	0
Varese	1	5	16	8	30	0
Italia Totale	19	67	229	235	550	0

France Be	1	23	9	74	107	0
France To	0	1	5	31	37	0
France Paris	0	1	1	0	2	0
Frankfurt	3	7	29	27	66	3
Us Springfield	1	16	21	35	73	1
Uk SandyCroft	0	0	0	0	0	0
Estero Totale	5	48	65	167	285	4

Totale Gruppo	24	115	294	402	835	4

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 25

Health, safety and the environment

The organisational structure in Italy relative to Health, Safety and Environmental Protection has been reviewed and modified, and consequently:

•	the powers of the the plant managers have been fully revised, also with the support of experts in this sector;
•	a new Operation and EHS organisational model has been introduced as a support for the plant manager in order to facilitate the reporting to the Board of Directors, to guarantee the continual compliance also through structural measures – EHS Action Plan – and the implementation of EHS management systems.

A detailed analysis has been carried out of the safety measures at the Italian production plants. This analysis regarded pressure machinery and equipment, compliance with regulatory aspects, and the safety of the production processes, as well as the more significant environmental aspects.

As from January 2016 a programme was launched for the reduction of the risks connected to the use of the pressure equipment present and operative in Euticals’ Italian and foreign plants.

The priority areas of the plants on which to intervene in order to guarantee the continual improvement of the safety and environmental compliance for all of the Group’s sites have been redefined.

The safety controls on all of the pressure machines are currently being redefined, in accordance with a programme for structural and/or operative changes to be made in line with an agreed plan compatible with corporate strategy.

As part of the project for the sale of the Casaletto site, land reclamation measures were implemented for parameters not previously contemplated and not specified by the authorities and therefore not included in the initial plan.

In the Spring of 2015 Euticals successfully completed the so-called “second” land reclamation. The Casaletto plant is currently awaiting the controls to be carried out by the relevant authorities for the validation of the above.

It should be noted that the outcome of the first land reclamation work carried out in accordance with the parameters established by the PDC, continue to yield positive results. In December 2015 the Origgio plant successfully passed the second Certiquality quality control inspection as regards the health and safety management systems in line with OHSAS 18001 standard.

The certifiers noted with appreciation the improved safety standards.

The Origgio plant underwent an international inspection by the UN Chemical Weapons Commission, with positive results.

In December 2015 the Rozzano plant was awarded its first OHSAS quality certificate for its management system. The first inspection phase, in which the improvements to the recently introduced, but already effective, management system shall be subjected to verification, is expected to take place at the end of June 2016.

The Rozzano plant modified the structure of its EHS team, with the introduction of a new professional figure with previous experience in this sector. This new figure shall support the Rozzano structure and shall deal with cross-cutting projects such as the revision of the REACH.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 26

The Lodi plant launched its new EHS programme, aimed at increasing the efficiency and effectiveness of the waste water treatment plant and the review of the sewage network and of the potential sources of both surface and subsoil environmental pollution.

The Lodi plant also revised the organisational profile of its human resources, in particular, the plant’s EHS team.

The characterisation plan of the Lodi plant is currently in the phase of rediscussion with the relative authorities, in particular regarding the so-called “non-regulated substances”.

The Rozzano site was awarded the renewal of its CPI (Fire Prevention Certificate) and the Origgio site was also awarded the CPI certificate.

The renewal of the IPPC (Integrated Pollution Prevention and Control) certification was obtained for Lodi Casaletto and Varese. The Rozzano (Quinto De Stampi and Ambrosia) and Origgio plants are in the preliminary investigation and discussion phase with the relative authorities.

As regards safety, we would point out that on 22 January 2015 a fatal accident took place at the Euticals Varese manufacturing plant, involving an employee working in the production plant.

Euticals, with the support of the Press Office of Federchimica, immediately issued a statement to the press, in which it expressed its sorrow for the event, its solidarity with the family and it confirmed its intention to fully collaborate in identifying the cause of the accident. Euticals also halted production at the site in question.

In the weeks following the accident, the local ASL conducted a series of interviews with the persons involved, as a result of which it prescribed certain operational measures to be carried out and issued various fines following the ascertainment of certain violations (the total sum for all of the interested parties amounted to less than Euro 20 thousand).

The reconstruction of the event and the allegations formalised were transmitted to the appropriate authorities appointed for the definition of the framework of the investigation and the eventual legal action to be taken against the persons/entities involved.

At the same time, Euticals appointed prominent consultants from the Politecnico di Milano to carry out a risks assessment and a study of the measures to be carried out on machinery in order to minimise the risks associated with the use of the equipment. On 2 July 2015, following a formal request, the Company obtained the release from seizure of the equipment involved and normal production activities recommenced in October.

In Germany

Improvements in materials management procedures and processes have been implemented thanks to the installation of a dedicated plant. In addition, further measures have been introduced for the prevention of potentially fatal occupational diseases.

We would point out that no accidents involving staff and laboratory personnel have occured during the last 7,000 days approximately.

In France

A new plant for the transfer of powders was installed in order to increase the protection measures in place for production personnel.

The fire prevention measures have also been improved and the number of emergency exits has been increased.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 27

In the USA

The company’s procedures and safety standards have been updated in conformity with the Safety Data Sheets in order to comply with Globally Harmonized System of Classification and Labeling of Chemicals (GHS).

In addition measures were implemented for the improvement of the energy efficiency of the boilers in conformity with the new US standard on emissions.

Risk Assessment

The principal risks and uncertainties to which the Group is exposed are described below.

Credit risk

The Group’s capacity to operate and to fulfil its obligations towards the banking system and towards its suppliers is dependent upon the regular cash flows deriving from the payments received from customers. The Group has always carried out a careful monitoring of trade receivables and has reduced to a minimum the positions of risk, the nominal values of which have been written down to estimated realisable value. On these grounds and in consideration of the fact that the default rate for trade receivables is lower than 1%, the Group has not adopted any external measures for hedging against credit risk.

As a result of the financial embargo imposed on Iran by the OFAC at the beginning of the year 2012, the credit risk towards customers was highly concentrated on the receivables due from Iranian customers. We would point out that at 31 December 2015 the Group’s credit collection process had enabled it to collect the entire balance of the overdue receivable from its Iranian customers.

Further information is provided in paragraph 3 of the Explanatory Notes to the Consolidated Financial Statements.

Liquidity risk

Liquidity risk represents the risk that the available financial resources may be insufficient to cover commitments due and includes the risk that lenders who have granted loans and/or credit facilities may request the repayment thereof. Upon the entrance of a leading investment company as a shareholder at the beginning of the year 2012, the Group renegotiated the terms of the contracts signed with the Pool of banks in February 2011.

During the year the Group continued negotiations with the Pool of banks aimed principally at the rescheduling of the repayment plan.

As illustrated in the paragraph “Evaluation of business continuity”, on 1 April 2015 Euticals and the banks in the Pool signed an agreement amending the 2011 loan contract; this agreement specifies, amongst other things, the significant reduction in the repayment instalment foreseen for the year 2015, providing an increase in the liquidity available for normal business operations and for the projects of restructuring and of business development.

In general, the financial management function continues to place great importance on the management of cash flows and of financial debt, seeking to maximise the cash flows generated from operations. This has enabled us to reimburse all of the loans which matured during the year 2015.

Therefore, at the moment, the Group’s access to financial sources is sufficient to cover its requirements.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 28

Market risks

Interest rate risk

The interest charged on the loans and other credit facilities provided by the banking system are almost entirely linked to the Euribor 3 monthly or 6 monthly rates. At 31 December 2015, the Group’s exposure with the Pool of banks on medium-long term “amortising” loans has been partially hedged through the utilisation of IRS contracts.

Further information is provided in paragraph 3 of the Explanatory Notes to the Consolidated Financial Statements.

Exchange rate risk

Approximately 40% of the Group’s turnover takes place with countries in the US dollar zone (52% in 2015 for non-recurring income) and therefore it is subject to exchange rate risk. In order to reduce the risk deriving its exposure to fluctuations in Exchange rates, the Group has adopted hedging measures through the recourse to bank borrowings and invoicing from suppliers denominated in US dollars.

During the year 2015 the Company has stipulated with leading Italian banks flexible forward exchange rate hedging contracts which also cover the exchange rate risk of future years.

Further information is provided in paragraph 3 of the Explanatory Notes to the Consolidated Financial Statements.

Product risk

The Group has evaluated the risk linked to the non-conformity of its products to be relatively remote, based on its past experience and on its high levels of customer satisfaction. However the Group has stipulated specific insurance policies that adequately cover the Group against the possible occurrence of such risk and that are subject to review on an annual basis.

Risks linked to the legislative and regulatory evolution in the pharmaceutical sector

The pharmaceuticals sector is characterised by a high level of local, national and international regulation that has an effect at all levels of the Group’s business. The pharmaceuticals sector is also subject to national and international technical legislation governing the research, development, manufacture and distribution of pharmaceuticals and the relative scientific information disclosure requirements. The Group carries out a policy of constant monitoring, both at Corporate and branch level, of the legislative developments in all of the markets in which it operates in order to indentify changes and adapt thereto in a timely and appropriate manner.

Emerging country risk

The Group strategy for the future includes the expansion of its activities into emerging economies with a high potential for future development and characterised by solid rates of growth (e.g. Central and Eastern Europe, Middle East and North Africa). These countries could present risks linked to the political instability and economic, currency, legislative or fiscal uncertainty.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 29

Competitive risk

Just like any other company operating in the pharmaceuticals sector, the Group is subject to competition from other products that could lead to a reduction of its market share. The Group manages this risk by adopting a policy of progressive diversification and enrichment of its product portfolio, in order to reduce its dependence upon a limited number of products. In the pharmaceuticals sector there exists the risk that delays in the process of development or of the granting of the necessary authorisation by the Regulatory Authorities could prevent the Group from fulfilling the planned time schedules for the launch of new products, with a consequent potential impact on the profitability of these products and/or delays in the achievement of the budgeted growth objectives. In order to mitigate such risk, the Group adopts both a strategy of the enrichment and balancing of its pipeline of products between products linked to dossiers still in the registration phase and products already registered and yet others at different stages of development, as well as strategies of geographical diversification designed to limit the Group’s dependency upon the Regulatory Authorities of any single country.

Evaluation of business continuity

In previous years, the continuation of the difficult economic situation and the increased complexity and international nature of the Lauro Cinquantasette Group prevented the Group from fully respecting its financial parameters. In accordance with the terms of the loan contract, following the failure by the Group to respect the abovementioned financial parameters, the lender banks would have had the right to demand the immediate repayment of the entire loan amount.

In view of the evolution of the business during the last year, the Board of Directors of Euticals has undertaken a series of steps:

-	the strengthening of the internal functions and the rationalisation of the organisational structure, in order to render it more efficient and more appropriate to the current requirements, dimensions and operations of the Group;

-	the revision of the Original Plan and preparation of an updated Plan, approved by the Board of Directors on 4 November 2014 (“New Plan”), aimed at identifying the industrial and financial intervention considered necessary in order to achieve a balance and to redefine the growth strategy;.

-	the launch, as from November 2014 of a process of review of the existing agreements regarding the financial operations with the Pool of banks.

In particular, among the various financial measures considered necessary in order to fulfil the revised liquidity requirements for the years 2015 and 2016, the New Plan foresees the recourse to further sources of finance, to be obtained (i) by means of the recapitalisation, by the shareholders, of the parent company and of the subsidiary Euticals Spa; and (ii) through the remodelling of the loan repayment plan and the prolonging/extension of the repayment period.

On 1 April 2015 Euticals and the Pool of Banks signed an agreement containing amendments to the terms of the original loan contract stipulated in the year 2011 (hereinafter referred to as the “Amending Agreement”).

The more significant terms and conditions of the Amending Agreement are shown below:

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 30

A)	Rescheduling of the debt

The Amending Agreement foresees the rescheduling of the loan repayment plan as follows:

Year	Repayment instalments Amending Agreement (in millions of Euro)
2016	2.5
2017	9.4
2018	17.5
2019	19.5
2020	11.6

Total	60.5

B)	Financial Parameters

The Amending Agreement foresees the revision, in conformity with the New Plan, of the financial parameters on which to measure the Group’s performance during the loan repayment period as indicated in point A).

C)	Capitalisation

The Amending Agreement contains the obligation for the financial shareholders to underwrite a share capital increase in the Parent company, to be used for the capitalisation of the subsidiary Euticals, (i) of Euro 12.5 million, to be paid in at the time of the stipulation of the Amending Agreement, following the explicit waiver on the part of the Pool of Banks to the obligatory advance repayment of the loan received, as foreseen by the original loan contract; (ii) of a further Euro 5 million, to be paid in the event of the non-occurrence of certain events specified in the Amending Agreement.

As of the date of approval of these financial statements the events specified in the Amending Agreement have not occurred and, consequently, the capitalisation requirements associated thereto are not applicable.

On 15 April 2015, in accordance with the terms of the Amending Agreement, the financial shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately paid by the parent company to the subsidiary Euticals in the form of increase in equity reserves.

The Group is proceeding with the industrial restructuring outlined in the New Plan, as described in greater detail in the paragraphs “Significant events during the year” and “Significant events after the year-end and Business outlook”.

In consideration of the above, the Directors of Lauro Cinquantasette Spa and of Euticals Spa have prepared the financial statements on a going concern basis.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 31

Transactions with Group companies and Other related parties

All of the commercial and financial transactions between the Group companies during the year 2015 took place on an arm’s length basis at normal market conditions.

No significant transactions took place with other related parties.

Further information is provided in Note 6.27 of the Explanatory Notes to the Consolidated Financial Statements.

Own shares

The Company does not hold any own shares.

Derivative Financial Instruments

In accordance with the requirements of art. 2428, paragraph 3, point 6-bis of the Italian Civil Code, we inform you that, in conformity with the terms of the loan contract, the Company has stipulated two hedging contracts against the risk of fluctuations in the interest rates (Euribor 6 months + Spread) on certain components of the Loan which matures on 31 December 2019. Reference should be made to Note 2.4 of the Explanatory Notes to the Consolidated Financial Statements for a detailed description of the characteristics and value of these derivate instruments as at 31 December 2015.

The Company has stipulated hedging contracts against exchange risk, utilising “flexible forward” instruments, the characteristics of which are summarised below:

•	this is an option through which the Company agrees to sell (or buy) a certain amount of foreign currency against the Euro at a future date at a predetermined exchange rate;
•	unlike in the case of forward exchange rate contracts, under flexible forward contracts the Company may arrange for the early delivery of the foreign currency amount or any portion thereof with the simultaneous crediting/debiting of the counter value in euros at the predetermined exchange rate.

These have the following advantages:

•	to determine in advance the exchange rate for foreign currency transactions, thus elinimating the effect of possible fluctuations in the Exchange rate for the currency covered by the hedge;
•	to allow flexibility relative to the effective date of realisation of sales/purchases in foreign currency;
•	given the abovementioned characteristics of flexibilty, this instrument does not fall within the category of derivative instruments subject to Hedge accounting.

At the date of approval of these financial statements the Group has options for a total value of USD 55.5 million, of which USD 29 million utilisable in the year 2017.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 32

Significant events after the year-end and Business outlook.

On 14 January 2016 Euticals Spa signed a preliminary contract with a potential purchaser for the sale of the Casaletto Lodigiano site, subject to certain conditions.

On 24 March 2016 Euticals Spa announced the fulfilment of the prerequisite conditions necessary in order to launch the final steps to be taken for the abovementioned closing, currently expected to take place in April 2016.

In February 2016 the company Lauro 57 Spa commenced the the evaluation of a possible deal involving the subsidiary Euticals SpA. The due diligence review is currently in course.

The Boards of Directors’ meetings of Lauro 57 Spa and of Euticals Spa held on 24 March 2016 approved an update of the New Plan; the Plan was prepared in detail for the first three years and in line with the expected rates of growth for the single countries up until 2020.

From a business point of view the first two months of the year closed satisfactorily with a growth in Revenues of 15% with respect to the corresponding period of the previous year precedente and substantially in line with budget.

In the coming year we expect to see both a growth in Ebitda of more than 20% with respect to the previous year and a significant improvement in cash flow generation.

At the date of approval of these Financial Statements the Group has already obtained orders for a value equivalent to 62% of the total revenues expected for the year 2016.

Milan, 24 March 2016.

The Managing Director

Margalit Fine

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 33

Consolidated Financial

Statements as at

31 December 2015

Lauro Cinquantasette Group

Sede in Via del Lauro 7 - 20121 Milano

Capitale sociale Euro 58.333.333,25 i.v.

Codice Fiscale 04849340965

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 34

Consolidated Statement of Financial Position

		31 December	31 December
(in thousands of Euro)	Note	2015	2014
Intangible assets		117.306	117.840
Tangible assets		78.458	77.152
Investments accounted for using the equity method		0	0
Deferred tax assets		13.206	11.042
Other non-current assets		2.225	1.816
Total non-currrent assets		211.195	207.852
Inventories		61.187	64.291
Trade receivables		42.957	42.241
Tax receivables		1.270	1.039
Other current assets		3.782	3.569
Cash and cash equivalents		26.522	13.395
Total currrent assets		135.717	124.537
Asset of disposal Group		2.055	5.000
Total assets		348.967	337.388
Share capital		58.333	50.000
Share premium reserve		171.667	167.500
Other reserves		(10.699)	(11.470)
Profit (loss) carried forward		(33.085)	(28.855)
Profit (loss) for the period		1.600	(4.224)
Net equity		187.816	172.952
Non -current financial liabilities		58.651	1.433
Liabilities for employees’ benefits		10.595	11.222
Non -current provisions for risks and charges		8.045	7.464
Deferred tax liabilities		(0)	163
Other non-current liabilities		0	0
Total non-currrent liabilities		77.290	20.282
Current financial liabilities		35.821	94.077
Trade payables		30.667	30.039
Tax payables		3.014	2.668
Current provisions for risks and charges		256	1.352
Other current payables		13.459	15.348
Total currrent liabilities		83.217	143.484
Total liabilities		160.507	163.766
Other current payables		644	671
Total equity and liabilities		348.967	337.388

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 35

Consolidated Income Statement

		31 December	31 December
(in thousands of Euro)	Note	2015	2014
Revenues		214.863	186.113
Other revenue and income		3.338	2.761
Raw, ancillary and consumable materials and goods		(80.544)	(69.695)
Service costs and costs of third-party assets		(48.590)	(43.217)
Employee expenses		(56.078)	(53.648)
Other operating expenses		(2.171)	(3.075)
Capitalization of internal costs		3.939	5.631
Change in inventories		(5.193)	(3.243)
Depreciation, Amortization and Asset value adjustments		(20.406)	(21.508)

Operating profit		9.157	119
Financial income		371	11
Financial expenses		(6.254)	(6.243)
Income from investments accounted for using the equity method		0	0
Impairment of Investments accounted for using the equity method		0	0

Profit (loss) before taxes		3.275	(6.113)

Income taxes		(1.675)	1.889

Net profit (loss) from operations		1.600	(4.224)

Profit (loss) from discontinued operations		0	0

Net profit (loss) for the period		1.600	(4.224)

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 36

Consolidated Statement of Comprehensive Income

(in thousands of Euro)		2015	2014

Net profit (loss) for the period		1.600	(4.224)

Items that will not be reclassified to profit or loss
Remeasurement of defined benefit plans	7.5)D	906	(1.927)
Fiscal effect		(249)	530
Total		657	(1.397)

Items that may be reclassified subsequently to profit or loss
Gains/(losses) on cash flow hedging instruments	7.5)G	(548)	550
Translation of financial statements with functional currency other than Euro		698	(335)
Fiscal effect		(41)	(59)
Total		109	156

Comprehensive income (loss) for the period		2.366	(5.465)

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 37

Consolidated Cash Flow Statement

(in thousand euro)	31 December 2015	31 December 2014

Net result	1.600	(4.224)
Adjustement for non-monetary items
Current and deferred tax	1.675	(1.889)
Deprecition, amortization and write downs	18.221	17.317
Accrual to provision for risks/employee benefits/other provision	1.761	3.605
Financial income and expenses	6.495	8.004
other non-monetary items	-	-
Cash flows generated from operating activities before change in working capital	29.753	22.813
Variation in inventories	1.307	6.818
Variation in trade receivables	(786)	6.677
Variation in trade payables	628	(8.746)
Variation in other asset/liabilities	(2.754)	435
Utilisation of provision of risks	(1.035)	(999)
Interestes paid	(6.566)	(6.125)
Tax paid	(3.641)	(2.279)
Cash flows generated (absorbed) by operating activities	16.906	18.595
(Acquisition)/sales of companies net of cash acquired	(27)	2.434
Purchases of property, plant and equipment	(10.411)	(8.069)
Purchase of intangibles assets	(4.895)	(5.495)
Disposal assets	-	14
Cash flows generated (absorbed) by investing activities	(15.333)	(11.116)
Decrease in non-current financial liabilities	57.213	-
Increase/(decrease) in current financial liabilities	(58.186)	(7.932)
Share capital increase	12.500	-
Other changes in shareholders’ equity	27	(1.299)
Cash flows generated (absorbed) by financing activities	11.554	(9.231)
Effect of exchange rate fluctuations on cash & cash equivalents	-	-
Change in cash and cash equivalents from operating activities	13.127	(1.753)
Net cash flow generated from discontinued operations	-	-
Total change in cash and cash equivalents	13.127	(1.753)
Change in cash and cash equivalents	13.127	(1.753)
Cash and cash equivalents at beginning of year	13.396	15.148
Cash and cash equivalents at end of year	26.522	13.396

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 38

Statement of changes in Consolidated net equity

		Share premium		Reserve Cash flow		Profit (loss) carried	Profit (loss) for the
(in thousands of Euro)	Share capital	reserve	Reserve FTA	hedging	Other reserves	forward	period	Total equity

Equity at 1 January 2014	50.000	167.500	(10.030)	(772)	573	(20.452)	(8.404)	178.415
Net profit (loss) for the period	-	-	-	-	-		(4.224)	(4.224)
Gains/(losses) on cash flow hedging instruments	-	-		399	-	-		399
Remeasurement of defined benefit plans	-	-	-		(1.397)	-		(1.397)
Translation of financial statements with functional curr	-	-	-		(243)	-		(243)
Comprehensive income (loss) for the period	-	-		399	(1. 640)		(4.224)	(5.465)
Allocation of 2013 net profit	-	-	-	-		(8.404)	8.404
Equity at 31 december 2014	50.000	167.500	(10.030)	(373)	(1.067)	(28.856)	(4.224)	172.950
Net profit (loss) for the period	-	-	-	-	-	-	1.600	1.600
Gains/(losses) on cash flow hedging instruments	-	-		(397)	-	-	-	(397)
Remeasurement of defined benefit plans	-	-	-		657	-	-	657
Translation of financial statements with functional curr	-	-	-		506	-	-	506
Comprehensive income (loss) for the period	0	0	0	(397)	1.163	0	1.600	2.366
Allocation of 2014 net profit	-	-	-	-	-	(4.224)	4.224	0
Increase Share Capital	8.333	4.167	0	0	0	0	0	12.500
Equity at 31 december 2015	58.333	171.667	(10.030)	(770)	96	(33.080)	1.600	187.816

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 39

Explanatory Notes to the Consolidated Financial Statements

1	General Information

These financial statements were approved by the Company’s Board of Directors on 24 March 2016.

Lauro Cinquantasette S.p.A. (hereinafter referred to as “Lauro”, the “Company” or the “Parent company”) is a limited liability company constituted and domiciled in Italy, with registered offices in Milan, in via del Lauro, 7, constituted and operating under Italian law. The share capital of Lauro Cinquantasette is held for 86.17 % by institutional investors and the remainder by industrial shareholders.

The Company and its subsidiaries (together referred to as the “Group”) operate in Italy, France, Germany and the USA, in the pharmaceuticals sector, in particular in the Active Pharmaceutical Ingredients (“API”) sector and in the Customs Synthesis and Fine Chemicals sectors. For a description of the nature of the Group’s business and of its principal operations, as well as of the Group structure, reference should be made to the Directors’ Report.

The consolidated financial statements for the years ended 31 December 2015 and 2014 (hereinafter referred to as the “Consolidated Financial Statements”) have been prepared in conformity with the International Financial Reporting Standards (hereinafter referred to also as the “IFRS”), by which we intend all of the “International Financial Reporting Standards”, all of the “International Accounting Standards” (IAS) and all of the interpretations of the “International Reporting Standards Interpretations Committee” (IFRS IC), formerly called “Standing Interpretations Committee” (SIC) endorsed at that date by the European Union, in accordance with the EC Regulation No. 1606/2002 of the European Parliament and of the European Council dated 19 July 2002. The IFRS have been applied consistently to all of the periods presented in this Annual Report.

2	Summary of Accounting Principles

The principal accounting principles and valuation criteria applied in the preparation of the present Consolidated Financial Statements for the year ended 31 December 2015 are summarised below.

2.1	Basis of Preparation

The Consolidated Financial Statements have been prepared on a going concern basis, given that the Company’s Directors have verified the lack of any indications of a financial, operative or other nature which would raise doubts on the Group’s capacity to fulfil its financial obligations in the foreseeable future and in particular in the next 12 months (for greater detail reference should be made to paragraph 2.2 “Evaluation of Business Continuity”). The description of the manner in which the Group manages financial risks is contained in paragraph 3 “Financial risk management”.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 40

The Consolidated Financial Statements are prepared and presented in Euro, which is the functional currency of the main economic areas in which the Group operates. All of the amounts shown in this Annual Report are expressed in thousands of Euro, unless indicated otherwise.

The Group has chosen to adopt the following financial statement format and classification criteria, from the various options permitted by IAS 1 Presentation of financial statements:

-	Statement of Financial Position: the format adopted distinguishes between current and non-current assets and current and non-current liabilities;
-	Income Statement: this classifies operating costs by nature, considered to be more reliable and relevant to the Group’s business than the classification by destination;
-	Statement of Comprehensive Income: this includes, in addition to the net profit resulting from the income statement, the other variations in components of shareholders’ equity relative to non-shareholder operations;
-	Cash Flow Statement: this has been prepared using the indirect method, distinguishing between cash flows from operating, investing and financing activities;
-	Statement of changes in Consolidated Shareholders’ Equity: this provides separate disclosure of the result of the statement of comprehensive income and of the transactions with shareholders.

The Consolidated Financial Statements have been prepared on a historical cost basis, taking account where appropriate of the value adjustments, with the exception of the valuation of financial assets and liabilities, which are stated at fair value, as indicated in the section “Accounting principles and valuation criteria” below.

2.2 Evaluation of business continuity

In previous years the difficult economic situation and the growing complexity and the international nature of the Lauro Cinquantasette Group prevented it from fully respecting the financial parameters of its covenants. In accordance with the terms of the loan contract, following the failure by the Group to respect the abovementioned financial parameters, the lender banks would have had the right to demand the immediate repayment of the entire loan amount.

The positive economic results recorded during the year 2015 enabled the Group to respect the financial parameters indicated in the Amending Agreement of 1 April 2015, to the original loan contract stipulated during the year 2011 (hereinafter referred to as the “Amending Agreement”).

On 13 February 2015 the Shareholders’ meeting of Lauro Cinquantasette resolved a share capital increase of Euro 12.5 million, necessary for the achievement of the objectives of the New Plan and for the reaching of an agreement to amend the terms of the contract for the loan with the Pool of Banks.

On 31 March 2015 Euticals received confirmation of the unanimous resolution by the Pool of Banks approving (i) the waiver of the right to the penalties prescribed for the failure to comply with certain contractual clauses; (ii) the request for amendments to the loan contract.

On 1 April 2015 Euticals and the Pool of Banks signed an agreement containing amendments to the terms of the original loan contract stipulated in the year 2011 (hereinafter referred to as the “Amending Agreement”).

On 15 April 2015, in accordance with the terms of the Amending Agreement, the institutional shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately paid by the parent company to the subsidiary Euticals in the form of increase in equity reserves.

The more significant terms and conditions of the Amending Agreement are shown below.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 41

A)	Rescheduling of the loan repayments

The Amending Agreement foresees the rescheduling of the loan repayment plan as follows:

Year	Repayment instalments (millions of Euro)

2016	2.5
2017	9.4
2018	17.5
2019	19.5
2020	11.6
Total	60.5

B)	Financial Parameters

The Amending Agreement foresees the revision, in conformity with the New Plan, of the financial parameters on which to measure the Group’s performance during the loan repayment period as indicated in point A).

C)	Capitalisation

The Amending Agreement contains the obligation for the institutional shareholders to underwrite a share capital increase in the Parent company, destined for the capitalisation of the subsidiary Euticals, (i) of Euro 12.5 million to be paid in at the time of the stipulation of the Amending Agreement, following the explicit waiver on the part of the Pool of Banks to the obligatory advance repayment of the loan received, as foreseen by the original loan contract; (ii) of a further Euro 5 million, to be paid in the event of the non-occurrence of certain events specified in the Amending Agreement.

On 15 April 2015, in accordance with the terms of the Amending Agreement, the institutional shareholders of Lauro Cinquantasette Spa paid in the share capital increase of Euro 12.5 million. This sum was immediately paid by the parent company to the subsidiary Euticals in the form of increase in equity reserves.

From a strategic and industrial point of view, as part of the implementation of the New Strategic Plan, approved by the Board of Directors on 24 March 2016, the Group has finalised the preliminary steps necessary for the sale of a business unit to a leading company in the pharmaceuticals market interested in an Italian manufacturing plant for its own production activities.

This operation shall enable the Group to (i) commence the rationalisation and efficiency improvements of its production structure; (ii) benefit from the cash flows deriving from the sale, while maintaining business continuity; (iii) develop and expand its business, improving both productivity and profitability.

The Group is proceeding with the programme of industrial restructuring outlined in the New Plan, as described in greater detail in the paragraphs “Significant events during the year 2015” and “Significant events after the year-end and Business outlook” contained in the Directors’ Report.

In consideration of the above, the Directors of Lauro Cinquantasette and of Euticals have prepared the financial statements on a going concern basis.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 42

The table below shows the net indebtedness at 31 December 2015 and 2014 according to the terms of the current loan agreement, showing the effects of the rescheduling of the loan repayments:

(In thousand Euro)	31 december 2015	31 december 2014
Liquity	26.522	13.396
Current Financial Indebtness	(35.821)	(94.077)
Non current Financial Indebtness	(58.651)	(1.433)
Total	(67.949)	(82.114)

2.3	Consolidation Area and Consolidation method

The Consolidated Financial Statements include the financial statements for the year of the parent company, and those of its subsidiaries, prepared in accordance with the IFRS. The companies included in the consolidation area as at 31 December 2015 and 2014 are listed in Appendix 1, which forms an integral part of these Consolidated Financial Statements.

The Consolidated Financial Statements include the financial statements of all of the subsidiaries as from the date in which the Group acquired control up until the date in which such control ceases. All of the subsidiaries share the same financial year-end as that of the parent company Lauro Cinquantasette SpA. Control is presumed to exist when the parent company Lauro Cinquantasette SpA has all of the following:

-	decisional power over the subsidiary, or rather, the ability to direct the relevant activities of the subsidiary, that is, those activities that significantly affect the subsidiary’s results;
-	the right to variable returns (positive or negative) deriving from its investment in the subsidiary;
-	the ability to use its decisional power over the subsidiary to determine the amount of the returns on its investment in the subsidiary.

The existence of control is verified whenever events or circumstances indicate that a variation has taken place in one or more of the three elements of control. The following criteria were adopted in the preparation of the Consolidated Financial Statements consolidated on a line-by-line basis (global integration method):

-	the assets and liabilities and the income and expenses of subsidiaries are consolidated on a line-by- line basis, attributing to any minority shareholders, where applicable, the portion of net equity and result for the period attributable thereto; these minority interests are disclosed separately in the shareholders’ equity and in the income statement;
-	in conformity with the provisions contained in IFRS 3 “Business combinations”, the business combination operations in which the control of an entity is acquired are recorded in accordance with the “acquisition method”. The acquisition cost is represented by the fair value at the acquisition date of the assets acquired, of the liabilities assumed and of the equity instruments issued. The identifiable assets acquired and the liabilities and potential liabilities assumed are recorded at the relative fair value at the acquisition date, with the exception of deferred tax assets and liabilities, the assets and liabilities for employee benefits and assets held for sale which are recorded in accordance with the relevant accounting standards. Any positive difference between the acquisition cost and the fair value of the assets and liabilities acquired is recorded in intangible assets as goodwill; any negative difference is recorded as income in the income statement, after having first re-verified the correct measurement of the fair values of the assets and liabilities acquired and of the acquisition cost. Accessory costs are recorded in the income statement when incurred.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 43

-	the acquisition cost also includes the contingent consideration, recorded at fair value at the date in which control is acquired. Subsequent variations in fair value are recognised in the income statement or in the statement of comprehensive income if the contingent consideration is a financial asset or liability. Contingent considerations classified as shareholders’ equity are not remeasured and the subsequent payment is recorded directly in shareholders’ equity.
-	if the business combination through which control is acquired takes place in various stages, the Group remeasures any previously held interest in the acquired entity at fair value at the acquisition dates and any resultant gains or losses are recorded in the income statement;
-	acquisitions of minority shareholdings relative to entities over which control already exists, or sales of minority shareholdings which do not result in the loss of control, are considered to be equity operations; therefore any difference between the acquisition/sale cost and the relative portion of net equity acquired/sold is recorded as an adjustment to the shareholders’ equity of the Group;
-	all gains and losses, including the relative tax effects, deriving from operations carried out between consolidated companies and not yet realised at the balance sheet date are eliminated, except in the event that the transaction provides evidence of an impairment of the asset transferred, in which case these losses are not eliminated. All receivables, payables, income and charges between companies included in the consolidation area are also eliminated.

The financial statements of the subsidiaries are prepared using the currency of the principal economies in which they operate.

The financial statements of subsidiaries denominated in functional currencies other than the Euro are converted as follows:

-	the assets and liabilities are converted using the year-end exchange rates;
-	the costs and revenues are converted using the average exchange rate for the period.

The following exchange rates were utilised for the translation of the financial statements of subsidiaries expressed in currency other than the Euro at 31 December 2015 and 2014:

	Average exchange rate		Year-end exchange rate
Currency	2015	2014	2015	2014
USD	1.11	1.33	1.09	1.21

ASSOCIATED COMPANIES

Associated companies are those companies over which the Group exercises a significant influence, which is presumed to exist when the investment represents between 20% and 50% of voting rights. Investments in associated companies are initially recorded at cost and subsequently valued using the net equity method, whereby:

-	the carrying value of these equity investments is aligned to the Group’s share of net equity value, adjusted where necessary to reflect the application of the IFRS, and includes the higher values attributed to the assets and liabilities and of the eventual goodwill identified at the time of acquisition of the investment;

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 44

-	the Group’s share of the profits or losses of an associate are recorded starting from the date in which the significant influence commences until the date it ceases. Should the associated company show a negative net equity as a result of losses, the carrying value of the investment is reduced to zero and the Group’s share of any excess loss is recorded in a specific provision if the Group had incurred any legal or implicit obligation to cover these losses; any other variations in the associate’s net equity not deriving from its profits or losses are recorded directly in the statement of comprehensive income;
-	the unrealised gains and losses generated from transactions between the parent company/subsidiary companies and those companies valued at net equity, including the distribution of dividends, are eliminated in proportion to the Group’s investment therein, with the exception of the losses in the event that these represent a reduction in the value of the underlying asset.

TRANSLATION OF FOREIGN CURRENCY BALANCES AND TRANSACTIONS

Transactions in foreign currency are converted into the entity’s functional currency using the exchange rate in effect at the relative transaction dates. Foreign exchange gains and losses realized on the receipt or the payment of the above transactions and the unrealized gains and losses arising from the year-end translation of monetary asset and liability balances denominated in foreign currencies are recognized in the income statement.

2.4	Accounting principles and valuation criteria

The more significant accounting principles and valuation criteria adopted in the preparation of the Consolidated Financial Statements are summarised below.

INTANGIBLE ASSETS

Intangible assets are comprised of identifiable non-monetary assets without physical substance able to produce future economic benefits. Such assets are initially recorded at purchase and/or production cost, inclusive of the direct accessory costs attributable to the preparation of the asset for its intended use. Eventual interest charges matured during and for the development of intangible assets are considered to be part of the purchase cost. In particular, the Group has the following principal intangible assets:

(a) Goodwill

Goodwill is classified as an intangible asset with an indefinite useful economic life and is initially recorded at cost, as described above, and subsequently subjected to an impairment test on at least an annual basis. Losses in the value of goodwill cannot be reversed at a later date should the circumstances which caused the loss cease to exist.

(b) Other intangible assets

Intangible assets acquired individually are initially recorded at cost, while those acquired through business combinations are recorded at fair value at the acquisition date. After initial recognition, intangible assets are stated at cost net of accumulated amortisation and any accumulated impairment losses. Intangible assets created internally, with the exception of development costs, are not capitalised and are charged to the income statement in the period in which the relative costs are incurred.

The useful life of intangible assets is determined as being either finite or indefinite, depending upon the nature of the asset.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 45

Intangible assets with a finite useful life are amortised over their useful life and subjected to impairment test whenever there is an indication of a possible loss in value. The residual useful life is reviewed at the end of each financial year, or more frequently if necessary. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period and/or method as appropriate, and are treated as changes in accounting estimates. The amortisation charges for intangible assets with finite useful lives are recorded in the income statement for the year in the expense category consistent with the function of the intangible asset.

Intangible assets with an indefinite useful life are not amortised but rather are subject to an annual impairment test, both on an individual level and on a cash generating unit (CGU) level. The evaluation of indefinite useful life is reviewed on an annual basis in order to determine if this continues to be the case, if not, the change from indefinite useful life to finite useful life is applied prospectively.

The gains or losses deriving from the elimination of an intangible asset are calculated as the difference between the net proceeds from the sale and the carrying value of the asset, and are recorded in the income statement in the period in which the sale or other disposal takes place.

The estimated useful lives of the various categories of intangible assets are shown below:

Category of intangible asset	Useful life (in years)
Concessions, licences and similar	10
Patents and trademarks	5
Development costs	3-5
Software	5

Research and development costs

Research costs are charged to the income statement in the period in which they are incurred. Development costs sustained in relation to a specific project are capitalised and recorded as intangible assets when the following conditions are satisfied:

-	the technical feasibility of the project can be demonstrated;
-	the intention and capacity to complete the project and sell or otherwise utilise the intangible assets generated by the project can be demonstrated;
-	the ways in which the asset can generate future economic benefits can be demonstrated;
-	the technical and financial resources for the completion of the project are available;
-	the project can be clearly identified and the costs associated with it can be identified and measured reliably.

Following their initial recognition, the product development costs capitalised are valued at cost net of accumulated amortisation or impairment losses. The amortisation of the asset commences from the moment in which the development is completed and the asset is available for use. The development costs capitalised are amortised in relation to the duration of their expected future benefits and the relative amortisation charges are classified in cost of sales.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 46

The useful economic life of the development projects which came into use during the year 2015 has been estimated by reference to the shorter period of three years, in line with the guidelines and objectives contained in the New Strategic Plan approved by the Board of Directors in March 2016. Impairment tests have been carried out on those development projects capitalised and subjected to amortisation in previous years.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at acquisition or production cost, net of accumulated depreciation and eventual impairment losses. Purchase cost includes all directly attributable costs necessary to make the asset ready for use and any expenses for decommissioning and restoration that will be incurred as a result of contractual obligations that require the assets to be restored to their original condition. Any borrowing costs incurred for the acquisition, production or construction of property, plant and equipment are capitalised and depreciated on a straight-line basis over the useful lives of the assets to which they relate.

Ordinary maintenance and repairs are charged directly to the income statement in the year in which they are incurred. The capitalisation of costs relative to the expansion, modernization or improvement of facilities owned or leased by the Group is carried out to the extent that they meet the requirements for separate classification as assets or parts of assets. Improvements to third party assets are depreciated over the lesser of the remaining estimated useful life of the asset and the residual duration of the lease/rental contract.

Depreciation is calculated on a straight-line basis over the useful economic lives of the assets. Where the depreciable asset is composed of distinctly identifiable elements whose useful life differs significantly from the other parts that compose the asset, depreciation is calculated separately for each of the parts that compose the asset in accordance with the so-called “component approach”.

The following useful economic-technical lives have been estimated for the various asset categories:

Category of property, plant and equipment	Useful life (in years)
Buildings (foundations and walls)	25
Light construction	13
Specific highly-corrosive plant	8
Specific low-corrosive plant	10
Purification plant	8
Generic plant	10
Generic and specific equipment	5
EDP systems	5
Office furniture	8
Trucks	4
Automobiles	5

The useful economic-technical lives of property, plant and equipment are reviewed and, if necessary, updated at the end of each year.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 47

Leased assets

Assets held under finance lease contracts in which substantially all of the risks and rewards of ownership are transferred to the Group are recognized as property, plant and equipment at the fair value at the date of stipulation of the contract, or, if lower, at the present value of the minimum lease payments, including any sums payable for the exercise of purchase options. The corresponding liability payable to the lesser is shown in the financial statements under the heading “financial liabilities”. The assets are depreciated according to the policies and rates indicated for property, plant and equipment unless the term of the lease contract is shorter than the useful life represented by these rates and reasonable certainty of transferring ownership of the leased asset at the natural expiration of the contract is not assured; in that case, the depreciation period is represented by the term of the lease contract.

Leases in which the lessor retains substantially all of the risks and rewards associated with ownership of the assets are classified as operating leases. Payments made under operating leases are recognized in the income statement on a straight-line basis over the duration of the leasing contract.

IMPAIRMENT OF INTANGIBLE ASSETS AND OF PROPERTY, PLANT AND EQUIPMENT

(a) Goodwill and other intangible assets with an indefinite useful life

As mentioned above, goodwill is subjected to an impairment test on an annual basis, or whenever there is an indication of impairment, in order to verify the adequacy of the relative carrying amount in the financial statements.

The impairment test is carried out for each of the Cash Generating Units (CGU) to which the goodwill has been allocated. An impairment loss on goodwill is recognized when the recoverable amount of goodwill is lower than the carrying amount in the financial statements. The recoverable amount is the higher of the fair value, net of selling or disposal costs, of the CGU or groups of CGUs and the relative value in use, which is defined as the present value of the estimated future cash flows for such asset. The value in use is determined by discounting the estimated future cash flows deriving from the use of the asset to present value at a pre-tax rate which reflects current market assessments of the time value of money, in relation to the period of the investment and the risks specific to the asset. When the impairment loss is higher than the carrying amount of goodwill allocated to the cash-generating unit, the remaining excess is allocated to the assets of the CGU in proportion to their carrying amount. The carrying amount of an asset should not be reduced below the higher of:

(i)	the fair value of the asset, net of costs to sell;
(ii)	the value in use, as defined above;
(iii)	zero.

Losses in the value of goodwill cannot be reversed at a later date should the circumstances which caused the loss cease to exist.

(b) Property, plant and equipment and intangible assets with a finite useful life

At the end of each reporting period, the Group carries out an impairment test in order to assess the eventual existence of indicators that property, plant and equipment and intangible assets with a finite useful life may have suffered a reduction in value. This test is based on both internal and external sources of information. The internal sources of information take account of: the obsolescence or physical deterioration of the asset, any significant changes in the use of the asset and the economic performance of the asset respect to that forecast. The external sources of information consider: the trend in the market prices of the asset, eventual technological, market or legislative changes, the trend in market interest rates and the cost of capital utilised to value investments.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 48

In the presence of such indicators, management estimates the recoverable value of the abovementioned asset, and any losses with respect to the carrying value of the assets are charged to the income statement. The recoverable value is determined as the higher of the fair value of an asset or cash generating unit, net of selling costs, and its value in use, represented by the present value of the estimated future cash flows deriving from the asset, and is determined for each individual asset, except for those cases in which the cash flows generated by the asset cannot be separated from those generated by other assets or groups of assets, in which case the Group estimates the recoverable value of the cash generating unit to which the asset belongs.

An impairment loss is recognized in the income statement when the carrying value of the asset, or of the cash-generating unit to which it is allocated, is higher than the relative recoverable value. The reductions in the value of the CGU are applied firstly as a reduction in the carrying value of any goodwill attributed thereto, and, thereafter as a reduction in the carrying value of the other assets, in proportion to their carrying value and within the limits of the relative recoverable value. Where the impairment loss on assets ceases to exist or has decreased, the carrying value of the asset, with the exception of goodwill, is increased to the original carrying amount, net of the depreciation or amortisation that would have been charged had no impairment loss been recognised and the reversal is recognised in the income statement.

c)  Losses in value of non-financial assets (Impairment)

Further information relative to losses in the value of non-financial assets is also provided in the following notes:

-	Significant estimates and assumptions	Note 4
-	Intangible assets	Note 6.1
-	Goodwill and intangible assets with an indefinite useful life	Note 6.1
-	Property, plant and equipment	Note 6.2

At the end of each reporting period, the Group assesses the assets for the eventual existence of indicators of impairment and carries out an estimate of recoverable value. The recoverable value is the higher of the fair value of the asset or of the CGU, net of selling or disposal costs, and its relative value in use. The recoverable value is determined for individual assets, except for those cases in which the cash flows generated by the asset cannot be separated from those generated by other assets or groups of assets, in which case the Group estimates the recoverable value of the cash generating unit to which the asset belongs. If the carrying value of an asset is higher than its recoverable value, that asset has suffered a loss in value and is consequently written down to recoverable value.

In determining the value in use, the Group discounts the estimated future cash flows from the use of the asset to present value at a pre-tax rate which reflects current market assessments of the time value of money, in relation to the period of the investment and the risks specific to the asset. In determining the fair value net of costs to sell account is taken of recent market transactions. If no such transactions can be identified, an appropriate valuation model is used. These calculations are backed by appropriate multipliers, quoted share prices for listed investments, and other available indicators of fair value.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 49

The Group bases its impairment test on detailed budgets and forecasts, prepared separately for each of the Group’s CGU to which the individual assets are allocated. These budgets and forecasts generally cover a period of five years. In the case of longer periods, a long-term growth rate is calculated, which is utilised to project the future cash flows beyond the fifth year.

The losses in the value of operating assets, including the losses in the value of inventories, are recorded in the income statement in the expense category consistent with the function of the asset in question. This is not the case however for assets previously subject to revaluation where the revaluation was recorded among the other components of the statement of comprehensive income. In this case the loss in value is, in turn, recorded among the other components in the statement of comprehensive income.

For assets other than goodwill, at the end of each reporting period the Group evaluates the eventual existence of indications that the impairment recorded in prior years is no longer valid or is valid only to a lesser extent, and, where such indications exist, it estimates the recoverable value of the asset or of the CGU. The value of an asset previously written down may be restored only in the presence of changes in the assumptions upon which the calculation of recoverable value was determined. The restoral of value may not exceed the carrying value net of accumulated depreciation and amortisation that would have been determined had no impairment been recognised in previous years. This restoral in value is recorded in the income statement, unless the asset had been subject to previous revaluation, in which case the restoral in value is treated as a revaluation.

The goodwill is subjected to impairment testing on at least an annual basis, or more frequently in the presence of indicators of losses in value.

The impairment of goodwill is determined by evaluating the recoverable value of the CGU (or group of CGUs) to which the goodwill is attributable. Where the recoverable value of the CGU is lower than the carrying value thereof, a loss in value is recognised. The write-down in the value of goodwill may not be reversed in subsequent years.

Intangible assets with an indefinite useful life are subjected to impairment testing at CGU level at each year end, or more frequently in the presence of indicators of losses in value.

TRADE RECEIVABLES AND OTHER FINANCIAL ASSETS

Trade receivables and other financial assets are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate method, adjusted where necessary to take account of eventual losses in value. Trade receivables and other financial assets are included in current assets, with the exception of those with due contractually more than twelve months after the balance sheet date, which are classified under non-current assets.

In the case of factoring operations which do not entail the transfer to the factoring company of substantially all of the risks and benefits linked to the receivables factored (in which case the Group therefore remains exposed to the risk of non-payment and\or late payment – the so-called “factoring with recourse” (pro- solvendo) the operation is comparable to the obtaining of a loan guaranteed by the factored receivable. In this case, the receivable factored is retained in the Group’s statement of financial position up until the moment of collection by the factoring company and, the advances obtained from the factoring company, are recorded in the financial statements as a financial liability. The financial cost of factoring operations is represented by the interest on the sums advanced, and is charged to the income statement in accordance with the accruals principle, and classified under financial expenses. The commission matured on factoring without recourse is included in financial expenses, while the commission on factoring with recourse (pro-soluto) is classified under other operating costs.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 50

Losses in the value of receivables are recorded in the financial statements when there is objective evidence that the Group shall not be able to recover the sums due to it. Objective evidence of losses in value include events such as:

-	significant financial difficulties on the part of the debtor;
-	the existence of legal disputes in course with the debtor regarding receivables;
-	the probability that the debtor declares bankruptcy or other debt restructuring procedures.

The amount of the loss corresponds to the difference between the carrying value of the asset and the present value of estimated future cash flows and is recorded in the income statement under the heading “Depreciation, amortisation and writedowns”. Where an impairment loss on assets subsequently no longer exists or has decreased, the carrying amount of the asset is increased up to the carrying amount that would have been recorded under the amortized cost method had no impairment loss been recognised.

INVENTORIES

Inventories are stated at the lower of purchase and/or production cost, determined using the average weighted cost method, and estimated net realisable value.

The cost of finished and semi-finished products includes the cost of the raw materials, direct labour costs and other production costs (determined on the basis of normal operating capacity). Inventory costs do not include financial expenses, which are charged to income when incurred.

The realisable value of inventories of raw and semi-finished materials no longer utilisable in the production cycle and of inventories of unsellable finished products is determined by means of an analysis by single purchase or production lot and the recording of a specific provision for obsolescence.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash on hand and on demand and short-term bank deposits with a duration of three months or less. Cash and cash equivalents are recorded in the financial statements at nominal value, which corresponds to fair value.

ASSETS HELD FOR SALE

Non-current assets and current and non-current assets of disposal groups are classified as held for sale if the relative carrying value shall be recovered principally through the sale of the asset. This condition is considered to have been satisfied when the sale is highly probable and the asset or disposal group of assets is available for immediate sale in its current condition. The non-current assets held for sale, the current and non-current assets of disposal groups and the liabilities directly associated thereto are disclosed in the statement of financial position separately from other assets and liabilities.

Non-current assets held for sale are not subject to depreciation and are valued at the lower of carrying value and the relative fair value, net of costs to sell. Any difference between the carrying value and the fair value net of costs to sell is charged to the income statement as a write-down for loss in value; any subsequent increases in value are recorded within the limits of the previous write-downs, included those recorded prior to the qualification of the asset as “held for sale”.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 51

FINANCIAL LIABILITIES

Financial liabilities are initially recorded at fair value, net of direct accessory costs, and subsequently valued at amortized cost using the effective interest rate method. When there is a change in estimated future cash flows and it is possible to estimate them reliably, the amount of the liability is recalculated to reflect this change on the basis of the present value of the new estimated cash flows and the internal yield rate initially determined. Financial liabilities are classified in current liabilities unless the Group has an unconditional right to defer settlement of the liabilities for at least 12 months after the balance sheet date.

Financial liabilities are recognised in the financial statements at the date of negotiation of the operation and are eliminated from the financial statements at the moment of extinction or when all of the risks and expenses relating to the liability have been transferred to third parties.

DERIVATIVE INSTRUMENTS

Derivative financial instruments are qualified as instruments held for negotiation, valued at fair value with contra-entry in the income statement and classified under other current and non-current assets or liabilities.

Financial assets and liabilities with contra-entry in the income statement are initially recorded and subsequently stated at fair value and the relative accessory charges are immediately charged to the income statement. For those derivative instruments not designated as hedging instruments, the gains or losses deriving from their valuation at fair value are recorded directly in the income statement of the period in which the variation in fair value takes place.

EMPLOYEE BENEFITS

Under defined benefit pension plans, which also include the employee severance indemnities due towards Italian employees in accordance with article 2120 of the Italian Civil Code (“TFR”), the amount of benefit to be paid to the employee is quantifiable only after the termination of employment, and is linked to one or more factors such as employee age, length of service and employee earnings, therefore the relative cost is charged to the income statement on the basis of actuarial calculations. The liability recorded in the financial statements for the defined benefit plans corresponds to the present value of the Group’s commitment at the balance sheet date. The liability for defined benefit plans is determined at each year-end by an independent actuary using the projected unit credit method. The present value of defined benefit plans is determined by discounting the future cash flows to present value, using a rate of interest equivalent to that of high-quality corporate bonds issued in the same currency as the relative defined benefit plans and which take account of the duration of the relative pension plan. The actuarial gains and losses deriving from the abovementioned adjustments and the variations in the actuarial assumptions are charged/credited to the statement of comprehensive income.

As from 1° January 2007 the so-called “2007 Financial Law” and the relative implementative decrees introduced important changes to the Italian pension (TFR) system, including allowing employees to choose the destination of their TFR matured. In particular, the employee may choose whether to direct the new sums matured for TFR towards external pension funds or to maintain them within his employer’s company. In the case of external pension funds, the employer is subject only to the payment of a defined contribution to the pension fund chosen by the employee, and as from that date the new TFR matured is considered as a defined contribution plan not subject to actuarial valuation.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 52

The Group has activated a defined benefits pension plan in Europe, involving the payment of contributions to an externally administered pension fund. The Group has also agreed to pay certain additional post-employment benefits relative to healthcare costs to the more senior employees in the USA. These funds and benefits are unfunded.

The cost of the benefits foreseen under defined benefits plan is determined using the projected unit credit actuarial method.

Remeasurements of employee defined benefit plans, which comprise the actuarial gains and losses, the variations in the effect of the asset ceiling, excluding the amounts included in the net interest on the net defined benefit liability and the return on plan assets (excluding the amounts included in the net interest on the net defined benefit liability), are recorded in the statement of comprehensive income.

Remeasurements are not reclassified to the income statement in subsequent years.

Past service costs are recorded as an expense in the income statement at the later of the following:

-	the date in which a plan amendment or curtailment takes place; and
-	the date in which the Group recognises any termination benefits or related restructuring costs.

The net interest on the net assets/liabilities for defined benefits is determined by multiplying the net asset/liability by the discount rate. The Group records the following variations in the net obligation for defined benefits in the cost of sales, in administrative expenses and in selling and distribution costs in the consolidated income statement (by nature):

-	Personnel costs, including current and past service costs, gains and losses on curtailments and non-routine settlements;
-	Interest income and charges.

PROVISIONS FOR RISKS AND CHARGES

The provisions for risks and charges are recorded in order to cover contingencies in relation to known or likely losses, the extent and timing of which cannot be precisely determined at the year-end.

Accruals to the provisions for risks and charges are recorded against existing commitments (legal or implicit) deriving from a past occurrence which shall probably give rise to future costs or losses, where the amount thereof can be reasonably estimated. Provisions reflect the best estimate of the costs or losses to be incurred based on the information currently available. Where the actuarial effects are significant and the timing of the future payments can be reliably estimated, the provisions are determined by discounting the expected future cash flows using a rate of discount which reflects the current market cost of money and, if appropriate, the specific risks inherent in the liability. Where discounting takes place, the increase in the provision due to the passing of time is charged to the income statement under the heading “Financial expenses”.

The provisions are periodically reviewed and updated if necessary in order to reflect eventual variations in the estimates of costs, timing and rate of discount; revisions of estimates are charged/credited to the same income statement heading to which the previous accrual of provision was charged.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 53

The risks for which the occurrence of a future liability is only possible are disclosed in the commitments and risks section of the explanatory notes, but no provision for such risk is accrued in the financial statements.

TRADE PAYABLES AND OTHER LIABILITIES

Trade payables and other liabilities are initially recorded at fair value, net of direct accessory costs, and subsequently measured at amortised cost using the effective interest rate method.

REVENUE RECOGNITION

Revenues are recorded at the fair value of the sums received for the sale of products and services. Revenues are recorded net of VAT, returns and discounts.

Revenue from the sale of products is recognised at the time the risks and benefits inherent in the ownership of the goods are transferred to the purchaser, the sale price has been agreed or is determinable and the collection of payment is reasonably certain.

COST RECOGNITION

Costs are recognised on an accruals basis relative to goods and services purchased or consumed during the year.

INCOME TAX

Current taxation represents the estimated income tax due, determined on the basis of the taxable income for the year, and calculated applying the tax rates in force for the various Group companies.

Deferred tax assets and liabilities are calculated relative to the timing differences between the book values of assets and liabilities and the corresponding values recognised for tax purposes, with the exception of goodwill at the time of its initial recording and of differences arising from investments in subsidiaries, where the timing of the reversal of such differences is controlled by the Group and it is likely that they will not be reversed in the reasonably foreseeable future. Deferred tax assets, including those relative to prior tax losses brought forward, for the part not compensated by deferred tax liabilities, are recorded in the financial statements only when there is a reasonable certainty of their realisation, by means of a sufficient taxable income for the period in which the timing differences are reversed.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Current taxation and deferred tax assets and liabilities are recorded in the income statement under the heading “Income tax charge for the year”, with the exception of tax relative to components of the statement of comprehensive income other than net profit and those relative to items credited or debited directly to shareholders’ equity. In these cases the deferred taxation is recorded respectively in the statement of comprehensive income and directly in shareholders’ equity.

Deferred tax assets and liabilities offset where such compensation is allowed by law.

The other taxes not related to income, such as indirect taxes and duties, are recorded in the income statement under the heading “Other operating costs”.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 54

2.4	Recently issued accounting standards

Accounting standards endorsed by the European Union but not yet effective

The Regulation No. 2015/29 issued by the European Commission on 17 December 2014 endorsed the amendment to IAS 19 entitled “Defined benefit plans: employee contributions”. The amendment is effective for financial periods beginning on or after 1° February 2015 (in the case of the Group: the year 2016).

The pension systems in certain countries require employees or other third parties to contribute to their pension plans, thus reducing the costs sustained by their employers. These represent non-discretional contributions which are required under the current version of IAS19R to be taken into consideration in the recording of defined benefit plans, including these in the measurement of the liabilities and allocating them to the “periods of service” in accordance with paragraph 70 of the standard. The aim of this amendment is to simplify the accounting treatment of these contributions where these, while linked to the services rendered by employees, are not dependent upon the number of years of service. In this case, the amendment introduces a simplification whereby the employees’ (or third parties’) contributions may be recognised as a reduction in personnel costs in the period in which the service is rendered, rather than be attributed to the entire “employment period”.

The accounting treatment of volontary contributions remains unchanged with respect to the current version of IAS19 (these are recognised as a reduction in personnel costs at the moment of payment).

The Regulation No. 2015/28 issued by the European Commission on 17 December 2014 endorsed the document “Annual improvements to IFRS 2010-2012 cycle”, containing amendments, of a substantially technical and editorial nature, to certain international accounting standards. The amendments indicated in the abovementioned document are effective for financial periods beginning on or after 1° February 2015 (in the case of the Group: the year 2016). The following amendments are contained in the 2010-2012 improvements cycle:

•	IFRS 2 “Share-based Payment”: this clarified the definition of “vesting conditions” and introduced the definitions of “service conditions” and of “performance conditions”;
•	IFRS 3 “Business combinations”: this standard was amended in order to clarify that the obligation to pay a contingent consideration comes under the definition of financial instrument and should be classified as a financial liability or as a component of shareholders’ equity in accordance with the indications contained in IAS 32. Furthermore, the amendment clarified that the obligations to pay a contingent consideration, other than those that come under the definition of equity instrument, are valued at fair value at each reporting date, with eventual variations being charged/credited to the income statement;
•	IFRS 8 “Operating segments”: the amendment introduced requires an entity to disclose the judgements made by management in applying the aggregation criteria to operating segments. In addition, the standard was amended to require that the notes to the financial statements show a reconciliation between the total of the assets of the operating segments and the entity’s total assets as shown in the balance sheet (this disclosure is only required where information is provided relative to the assets of the operating segments);
•	IAS 16 “Property, plant and equipment” and IAS 38 “Intangible assets”: both of these standards have been amended in order to clarify the accounting treatment of the historical cost and of the accumulated depreciation/amortisation of fixed assets when an entity applies the revalued cost model. It clarified that the adjustment of carrying value to revalued value may take place in two ways: a) the entity revalues the gross value of the asset and revalues, proportionally, the value of the relative accumulated depreciation; b) the accumulated depreciation is eliminated against the gross value of the asset.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 55

•	IAS 24 “Related party disclosures”: the amendment establishes the disclosure requirements for an entity providing key management personnel services to the reporting entity or to the parent of the reporting entity.

The Regulation No. 2015/2173 issued by the European Commission on 24 November 2015 endorsed the amendment to IFRS 11 “Accounting for Acquisition of Interests in Joint operations”, which requires that an entity adopts the standards contained in IFRS 3 to disclose the accounting treatment for the acquisition of an interest in a joint operation which constitutes a business. The amendment to IFRS 11 applies to the acquisition of both the initial interest and additional interests. However, an interest previously held is not revalued when the acquisition of a further interest therein does not change the joint control (that is the acquisition of a further interest does not result in the acquisition of control over the joint operation).

The amendment to IFRS 11 is effective for financial periods beginning on or after 1° January 2016.

The Regulation No. 2015/2231 issued by the European Commission on 2 December 2015 endorsed the amendments to IAS 16 and to IAS 38 “Clarification of Acceptable Methods of Depreciation and Amortisation”. The amendment applied to both standards establishes that it is inappropriate to determine the depreciation charge of an asset based on the revenues it generates in a given period. According to the IASB, the revenues generated by an asset generally reflect factors that are not directly linked to the consumption of the economic benefits deriving from the asset.

The amendments to IAS 16 and to IAS 38 are effective for financial periods beginning on or after 1° January 2016.

The Regulation No. 2015/2343 issued by the European Commission on 15 December 2015 endorsed the document “Annual improvements to IFRS 2012-2014 cycle” containing amendments, of a substantially technical and editorial nature, to certain international accounting standards. The principal amendments regard the following:

•	IFRS 5 “Non-current assets held for sale and discontinued operations”: the amendment clarifies that when a non-current asset (or disposal group) is reclassified from “held for sale” (IFRS 5 paragraphs 7-9) to “held for distribution to owners” or vice versa, such reclassification does not constitute a change to a plan of sale or of distribution. Furthermore it was clarified that the principles of IFRS 5 regarding changes to a plan of sale, also apply to an asset (or disposal group) that ceases to be held for distribution to owners but is not reclassified as “held for sale”;
•	IFRS 7, “Service contracts”: when an entity transfers a financial asset to third parties and the conditions stated in IAS 39 for the elimination of the asset from the financial statements are satisfied, the amendment to IFRS 7 requires that information be disclosed regarding any residual involvement that the entity could still have in relation to the asset transferred. In particular, the amendment provides indication of what is intended by “residual involvement” and adds specific guidelines to assist management to determine whether or not the terms of an agreement for the rendering of services which regard the asset transferred represent a residual involvement;
•	IFRS 7, “Interim financial statements”: this clarifies that the disclosure requirements introduced by the previous amendment to IFRS 7 “Disclosure – Offsetting financial assets and financial liabilities” need not be provided in interim financial statements unless expressly required by IAS 34;
•	IAS 19 “Employee benefits”: the standard requires that the rate used to discount the obligations for post-employment benefits be determined with reference to market yields at the end of the reporting period on high-quality corporate bonds, or where there is no deep market for such bonds, by reference to market yield on government bonds. The amendment introduced in the 2012-2014 annual cycle of improvements establishes that in determining whether or not there exists a “deep market” for high-quality corporate bonds, it is necessary to consider the market at a currency level and not at a single country level;

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 56

•	IAS 34 “Interim Financial Reporting”: lists the information that must be disclosed within interim financial statements unless they are contained elsewhere in the interim financial statements. The amendment clarifies the meaning of “information disclosed elsewhere in the interim financial statements” explaining that this refers to other documents available to users together with the interim financial statements (e.g. the Directors’ Report).

The above amendments are effective for financial periods beginning on or after 1° January 2016.

The Regulation No. 2015/ 2406 issued by the European Commission on on 18 December 2015 endorsed the amendments to IAS 1 contained in the document “Disclosure initiative”, containing essentially clarification regarding the method of presentation of financial statements, with particular emphasis on the use of the concept of materiality.

The amendments to IAS 1 are effective for financial periods beginning on or after 1° January 2016.

The Regulation No. 2015/2441 issued by the European Commission on 18 December 2015 endorsed the amendment to IAS 27 entitled “Equity Method in Separate Financial Statements”, which introduced the possibility for entities to use the net equity method for the valuation in of the equity investments in subsidiaries, joint ventures and associates companies in their separate financial statements.

The amendment to IAS 27 shall be applied for financial periods beginning on or after 1° January 2016 retrospectively. Earlier application is also permitted.

The management of the Parent company is currently evaluating the potential impact on the Group’s Consolidated Financial Statements deriving from the adoption of the standards, interpretations and amendments illustrated above.

Accounting standards not yet endorsed by the European Union

On 30 January 2014, the IASB issued IFRS 14 “Regulatory deferral accounts”. IFRS 14 permits an entity which is a first-time adopter of IFRS to continue to account, with some limited changes, for regulatory deferral account balances in accordance with the previous accounting principles adopted by the entity. In order to improve comparability with the entities that already apply IFRS that do not record these amounts, the standard requires that the effect of the “rate regulation” must be presented separately from other items.

IFRS 14 is effective for financial periods beginning on or after 1° January 2016.

On 28 May 2014, the IASB issued IFRS 15 “Revenue from Contracts with Customers” (hereinafter referred to as IFRS 15), which disciplines the recognition of revenue deriving from contracts with customers. In particular, IFRS 15 requires that the recognition of revenue be based on the following five steps:

•	identification of the contract with the customer;
•	identification of the “performance obligations” in the contract, (ie the contractual obligation to transfer goods and/or services to a customer);
•	determination of the transaction price;

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 57

•	allocation of the transaction price to various “performance obligations” identified on the basis of the stand-alone sale price of each good or service; and
•	recognition of revenue when (or as) the entity satisfies the relative “performance obligations”.

In addition, IFRS 15 integrates the financial statement disclosure requirements with regard to the nature, amount, timing and uncertainty of revenues and of the relative cash flows.

The provisions of IFRS 15 are effective for financial periods beginning on or after 1° January 2018.

On 24 July 2014, the IASB finalised the project for the revision of accounting standard relative to financial instruments with the issue of the complete version of IFRS 9 “Financial Instruments” (hereinafter referred to as IFRS 9). In particular, the new provisions of IFRS 9: (i) modify the model to be used for the classification and valuation of financial assets; (ii) introduce a new model for the write-down of financial assets, which takes account of expected losses; and (iii) modify the rules regarding hedge accounting.

The provisions of IFRS 9 are effective for financial periods beginning on or after 1° January 2018.

On 11 September 2014, the IASB issued the amendments to IFRS 10 and to IAS 28 “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture” (hereinafter referred to as amendments to IFRS 10 and to IAS 28). The amendments are intended to resolve a conflict existing between the requirements contained in IFRS 10 and in IAS 28 in the event that an investor sells or contributes a business to an associate or a joint venture. IFRS 10 states that in the event of the loss of control in an invested company, an investor should record the difference between the fair value of the consideration received and the carrying value of the assets and liabilities eliminated in its income statement; while IAS 28 states that the effect of the operations between an investor and its associate or joint venture should be recorded in the entity’s financial statements only within the limits of the third party interest in the associate or in the joint venture. The amendment to the abovementioned two standards states that in the event of the sale or contribution of a business to its associate or joint venture, the investor applies the principles contained in IFRS 10 and records the entire gain or loss resulting from the loss of control in its financial statements. The amendment does not apply when the assets sold or contributed to its associate or joint venture do not constitute a business as defined by IFRS 3. In this case the gain or loss shall be recorded in accordance with the provisions of IAS 28. The amendments to IFRS 10 and to IAS 28 are effective for financial periods beginning on or after 1° January 2016.

The Group is currently evaluating the potential impact on its Consolidated Financial Statements deriving from the adoption of the standards, interpretations and amendments illustrated above.

3	Financial Risk Management

The Group is exposed to the following financial risks during the course of its normal business operations:

market risks (exchange risk and interest rate risk), credit risk, liquidity risk and capital risk.

The Group’s risk management strategy is designed to minimise the potential negative effects on the financial performance of the Group. Certain types of risk are managed through the recourse to derivative instruments. The management of risk is centralised in the financial management function, which identifies, evaluates and seeks to cover all financial risks in strict collaboration with the Group’s operating units. The financial management function provides indication to enable the monitoring of risk management, providing indication by specific area such as: the interest rate risk, the exchange rate risk and the use of derivative and non-derivative instruments.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 58

MARKET RISKS

The Group is exposed to the following types of market risk:

Interest Rate risk

The Group’s exposure to interest rate risk derives principally from the fact that the Group companies carry out commercial activities for which, in certain periods of the year, it recurs to loans and overdrafts at variable interest rates in order to meet its financial requirements. The Group decided not to resort to the use of specific hedging instruments to cover the total interest rate risk, in that, given the present level of financial indebtedness and of interest rates, the potential costs would most probably outweigh the potential benefits.

The unhedged financial borrowings at variable interest rates represent the principal element of risk due to the potential impact on the financial statements of an increase in market interest rates.

An analysis of the Group’s financial indebtedness shows that all of its long and short term borrowings are subject to variable interest rates (principally Euribor 3 monthly or 6 monthly rates).

All other things being equal, had the variable interest rate been 1% higher/lower than that registered at December 2015 and 2014, the net profit/(loss) for the year, net of the relative fiscal effects would not have undergone any significant changes.

It should be noted that at 31 December 2015, the interest rate risk relative to the Group’s medium-long term “amortising” loans from a Pool of banks has been partially hedged through the utilisation of IRS contracts.

Exchange rate risk

Approximately 40% of the Group’s turnover takes place with countries within the US dollar zone and therefore it is subject to exchange rate risk. The hedging measures against currency risk adopted by the Group comprise of a “natural” hedging of purchases in USD and of derivative financial instruments - such as flexible forward contracts – which are not of financial speculation nature. The Group carries out tests on the effectiveness of these hedges, which enable it to identify, as described in greater detail in Note 6.11 “Current and Non-current Financial Liabilities”, the effective and ineffective portion of the hedge.

Had the exchange rate been 10% higher than that registered at 31 December 2015 and 2014, all other things being equal, the results for the above years, net of the relative fiscal effect would not have undergone any significant variation.

Product risk

The Group has evaluated the risk linked to the non-conformity of its products to be relatively remote, based on its past experience and on its high levels of customer satisfaction. However the Group has stipulated specific insurance policies that adequately cover the Group against the possible occurrence of such risk and that are subject to review on an annual basis.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 59

Risks linked to the legislative and regulatory evolution in the pharmaceutical sector

The pharmaceuticals sector is characterised by a high level of local, national and international regulation that has an effect at all levels of the Group’s business. The pharmaceuticals sector is also subject to national and international technical legislation governing the research, development, manufacture and distribution of pharmaceuticals and the relative scientific information disclosure requirements. The Group carries out a policy of constant monitoring, at corporate and branch level, of the legislative developments in all of the markets in which it operates in order to identify changes and adapt thereto in a timely and appropriate manner.

Emerging country risk

The Group strategy includes the expansion of its activities into emerging economies with a high potential for future development and characterised by solid rates of growth (e.g. Central and Eastern Europe, the Middle East and North Africa). These countries could present risks linked to the political instability and economic, currency, legislative or fiscal uncertainty.

Competitive risk

Just like any other company operating in the pharmaceuticals sector, the Group is subject to competition from other products that could lead to a reduction of its market share. The Group manages this risk by adopting a policy of progressive diversification and enrichment of its product portfolio, in order to reduce its dependence upon a limited number of products. In the pharmaceuticals sector there exists the risk that delays in the process of development or of the granting of the necessary authorisation by the Regulatory Authorities could prevent the Group from fulfilling the planned time schedules for the launch of new products, with a consequent potential impact on the profitability of these products and/or delays in the achievement of the budgeted growth objectives. In order to mitigate such risk, the Group adopts both a strategy of the enrichment and balancing of its pipeline of products between products linked to dossiers still in the registration phase and products already registered and yet others at different stages of development, as well as strategies of geographical diversification designed to limit the Group’s dependency upon the Regulatory Authorities of any single country.

CREDIT RISK

The credit risk consists of the risk of the failure to collect payment for trade receivables. The Group’s capacity to operate and to fulfil its obligations towards the banking system and towards its suppliers is dependent upon the regular cash flows deriving from the payments received from customers. In order to mitigate the credit risk related to trade receivables, the Group has introduced procedures aimed at ensuring that sales are made only to those customers considered creditworthy on the basis of past experience and of information available. Furthermore, the Group has always carried out a careful monitoring of trade receivables.

The amount of financial assets considered to be of doubtful recovery is however covered by appropriate accruals to the provision for bad debts. Reference should be made to Note 6.7 “Trade Receivables” for further details regarding the provision for bad debts.

The table below shows the ageing analysis of trade receivables as at 31 December 2015 and 2014, net of the provision for bad debts.

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 60

(in thousands of Euro)	31 December 2015	31 December 2014

Current	31.248	37.555
Past due 0-30 days	8.316	2.782
Past due 31-90 days	1.741	1.113
Past due 91-180 days	376	158
Past due 181-360 days	1.241	633
Past due over 360 days	38	-

Total	42.956	42.241

LIQUIDITY RISK

The liquidity risk is linked to the Group’s capacity to fulfil its commitments related principally to its financial liabilities. A prudent management of the liquidity risk deriving from the Group’s normal business operations implies maintaining an adequate level of cash and cash equivalents and the availability of funding through adequate credit lines.

Of the total availability of credit facilities of Euro 43.600 thousand, the balance utilised as at 31 December 31 December 2015 amounts to Euro 33,920 thousand.

As described in paragraph 2.2 “Evaluation of Business Continuity”, on 1 April 2015 Euticals Spa and the Pool of banks signed an agreement (Amending Agreement) amending the 2011 loan contract; this agreement specifies, amongst other things, the significant reduction in the repayment instalment foreseen for the year 2015, providing an increase in the liquidity available for business operations and for the projects of restructuring and growth.

In general, the financial management function continues to place great importance on the management of cash flows and of financial debt, seeking to maximise the cash flows generated from operations. This has enabled us to reimburse all of the loans which matured during the year 2015.

Therefore the Group’s access to sources of finance is sufficient to cover its current requirements.

The tables below show the future cash flows expected relative to the financial liabilities in existence at 31 December 2015, and at 31 December 2014:

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 61

31 december 2015
(in thousand Euro)	Totale	< 1 anno	1-5 anni	> 5 anni

Current and Non-current financial liabilties	90.872	34.024	56.848	-
Financial Leasing	1.529	379	1.150	-
Other Liabilities	13.459	13.459	-	-
Trade payables	30.667	30.667	-	-
Foreign exchanges and rate derivates	2.071	1.337	734	-

31 december 2014
(in thousand Euro)	Totale	< 1 anno	1-5 anni	> 5 anni

Current and Non-current financial liabilties	93.656	93.656	-	-
Financial Leasing	1.854	422	678	754
Other Liabilities	15.348	15.348	-	-
Trade payables	30.039	30.039	-	-

CAPITAL MANAGEMENT

The principal aim of the Group’s capital management strategy is to safeguard the continuity of the Group’s business in order to guarantee a return for shareholders and benefits for the other stakeholders. The Group also seeks to maintain a sustainable capital structure in order to reduce borrowing costs.

FINANCIAL ASSETS AND LIABILITIES

The fair value of trade receivables and of other current financial assets, of trade and other payables and of other current financial liabilities recorded in the statement of financial position using the amortised cost method, is substantially in line with the carrying values recorded in the financial statements as at 31 December 2015 and 2014, given that these balances relate principally to short-term commercial transactions.

The non-current financial assets and liabilities are regulated or valued at market rates and therefore we believe that the fair value thereof is substantially in line with their relative carrying values.

The table below classifies financial assets and liabilities by category at 31 December 2015 and at 31 December 2014:

Lauro Cinquantasette Group–Consolidated Financial Statements for the year ended 31 December 2015	Pag. 62

Balance at 31 December 2015 (in thousand euro)	Loans and receivables	Financial assets and liabilities held for trading	Hedging instruments	Total financial assets and liabilities	Non financial assets and liabilities	Total

Assets
Trade receivables	0	0	0	0	42.957	42.957
Other current and non-current assets	0	0	0	0	6.007	6.007
Cash and cash equivalents	0	26.522	0	26.522	0	26.522
Total assets	0	26.522	0	26.522	48.964	75.486

Liabilities
Current and non-current financial liabilities	92.400	2.071	0	94.471	0	94.471
Trade payables	0	0	0	0	30.667	30.667
Other current and non-current liabilities	0	0	0	0	13.459	13.459
Total assets	92.400	2.071	0	94.471	44.126	138.597

Balance at 31 December 2014 (in thousand euro)	Loans and receivables	Financial assets and liabilities held for trading	Hedging instruments	Total financial assets and liabilities	Non financial assets and liabilities	Total

Assets
Trade receivables	0	0	0	0	42.241	42.241
Other current and non-current assets	0	0	0	0	5.385	5.385
Cash and cash equivalents	0	13.396	0	13.396	0	13.396
Total assets	0	13.396	0	13.396	47.626	61.022

Liabilities
Current and non-current financial liabilities	94.852	658	0	95.510	0	95.510
Trade payables	0	0	0	0	30.039	30.039
Other current and non-current liabilities	0	0	0	0	15.349	15.349
Total assets	94.852	658	0	95.510	45.388	140.898

The Group has no financial investments held to maturity or derivatives designated as hedging instruments.

DETERMINATION OF FAIR VALUE

The fair value of financial instruments listed on an active market is based on the quoted price at the balance sheet date. The fair value of instruments that are not listed on an active market is determined using valuation techniques based on a series of methods and assumptions linked to market conditions at the balance sheet date.

The table below shows the classification of the levels of the fair value of financial instruments on the basis of the following hierarchy:

Level 1: Fair value determined with reference to quoted prices in active markets for similar financial instruments;

Level 2: Fair value determined using valuation techniques based on observable market data;

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 63

Level 3: Fair value determined using valuation techniques not based on observable market data.

The Fair value of the derivative instruments in 2015 amounts to a total of Euro 2,071 thousand comprised of Euro 405 thousand for IRS and Euro 1,666 thousand exchange rate derivates. In 2014 the only derivates in existence regarded IRS contracts for Euro 658 thousand. The fair value of these instruments is classed under Level 2.

4	Significant estimates and assumptions

The preparation of the financial statements requires management to apply accounting principles and methods which, at times, are based upon complex subjective judgments and estimates based on past experience as well as reasonable assumptions based on the relevant circumstances. The use of these estimates and assumptions can influence the amounts reported in the financial statements, such as the statement of financial position, the income statement, the statement of comprehensive income and the statement of cash flows, as well as the information disclosed therein. The actual results of the balances for which the above-mentioned estimates and assumptions were adopted may differ from those reported on the financial statements, due to the uncertainty which characterizes those assumptions and the conditions on which the estimates are based.

The areas which particularly require critical judgments by management in making estimates and for which a change in the conditions underlying the assumptions used could have a significant impact on the financial statements of the Group companies are briefly described below.

(a)	Impairment of tangible, intangible and financial fixed assets

In accordance with the accounting principles adopted by the Group, property, plant and equipment, intangible assets and goodwill are tested annually for any reduction in value that requires recognition of an impairment loss, whenever there are indications that the carrying amount may not be recoverable through use. Verification of the existence of such indications requires management to exercise subjective judgment based on information available internally and from the market as well as from past experience. Moreover, whenever impairment may exist, the Group determines the impairment loss on the basis of appropriate measurement techniques. Proper identification of the indicators of possible impairment, as well as the estimates used to determine them, depend upon factors which may vary over time, influencing management’s judgments and estimates.

(b)	Depreciation and amortisation

The cost of property, plant and equipment and of intangible assets with finite useful lives is depreciated/amortised on a straight-line basis over the estimated useful economic life of asset. The useful economic life of assets is determined by management at the acquisition date; this is based on historical experience for similar assets, market conditions and information regarding future events that could affect the useful life, for example changes in technology. As a result, the actual economic life of an asset may differ from its estimated useful life.

(c)	Deferred tax assets

Deferred tax assets are recorded against tax losses brought forward and other timing differences, to the extent that it is probable that sufficient future taxable income will be available in the periods in which the timing differences reverse and against which the tax losses carried forward can be utilised. Significant judgment is required on the part of the directors to determine the amount of deferred tax assets that can be recognised. The directors must estimate the likely timing and the level of future taxable profits as well as their future tax planning strategies. In verifying the recoverability of these deferred tax assets account was taken of the Group’s New Plan approved by the Board of Directors.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 64

(d)	Provisions for risks and charges

The accrual of the provisions for risks and charges is made on the basis of the best possible information available at the balance sheet date. The determination of such accruals requires the use of estimates based both on past experience and on forecasts regarding the future outcomes of disputes or other events, which are subject to uncertainty and which could change over time, generating results that differ from those foreseen by management in preparing the financial statements.

(e)	Provision for bad debts

The provision for bad debts reflects the estimates of the future losses on the Group’s trade receivables. These estimates are based on past experience with reference to receivables with a similar level of risk, on current and past bad debts, as well as on the careful monitoring of the creditworthiness of receivables and on current and future economic and market conditions. The estimates and assumptions are reviewed periodically and the effects of any variations therein are reflected in the income statement for the period in which they occur.

(f)	Provision for obsolescence

The Group accrues a provision for inventory obsolescence for the probable losses in the value of inventories. The determination of this accrual involves the use of estimates based upon current knowledge of factors which could change over time, giving rise to significantly different outcomes than those taken into consideration in the preparation of these financial statements.

(g)	Employee benefits

The present value of the provisions for pension funds recorded in the Consolidated Financial Statements depends upon an independent actuarial calculation and on the various assumptions upon which this is based. Eventual changes in the assumptions and in the discount rate utilised are promptly reflected in the calculation of the present value and could have a significant impact on the figures in the financial statements. The assumptions utilised for the actuarial calculations are reviewed on an annual basis.

The present value is determined by discounting the future cash flows at a rate equivalent to the interest rate on high-quality corporate bonds issued in the currency in which the liability shall be liquidated and which takes account of the duration of the relative pension plan. For further information reference should be made to Note 6.12 Employee Benefits and to Note 6.21 Personnel costs.

5	Business combinations

No acquisitions or other changes to the consolidation area took place during the years 2015 and 2014.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 65

6	Notes to the Consolidated Income Statement and Consolidated Statement of Financial Position

6.1	Intangible Assets

The table below shows the composition of Intangible assets and the movements therein during the year:

(in thousands of Euro)	Goodwill	R&D capitalized costs	Concessions, licences, trademarks and similar rights	Software and other Intangible assets	Assets under construction and advances	Total

Balance at 31 december 2014	107.151	5.629	23	1.688	3.348	117.840
Of which:
- historical cost	107.151	17.619	2.861	12.594	3.348	143.573
- accumulated amortization	0	(11.990)	(2.838)	(10.906)	0	(25.734)

Additions	0	1.422	0	231	3.242	4.895
Amortization	0	(3.193)	(12)	(618)	0	(3.823)
Impairment	0	(1.760)	0	0	0	(1.760)
Reclassifications	0	3.221	0	10	(3.231)	0
Exchange differences	0	153	0	2	0	155

Balance at 31 december 2015	107.151	5.472	11	1.313	3.359	117.306
Of which:
- historical cost	107.151	20.655	2.861	12.837	3.359	146.862
- accumulated amortization	0	(15.183)	(2.851)	(11.524)	0	(29.557)

The additions to intangible assets refer principally to the capitalisation of costs for the development of certain active ingredients for Euro 1,422 thousand at 31 December 2015 and of Euro 3,242 thousand for assets in progress. For further information reference should be made to the paragraph “Research and Development 2015” of the Directors’ Report.

Goodwill relates to acquisitions which took place in prior years and principally to the acquisition of the investment in Euticals Spa.

As mentioned in the section “Accounting principles and valuation criteria” above, Goodwill is not amortised but rather is subjected to an impairment test at each year-end or more frequently in the presence of indicators of impairment. In addition, further information regarding the impairment tests carried out in 2015 is provided in the paragraph “Significant estimates and assumptions”, to which reference should be made.

Goodwill is allocated to the respective cash-generating unit or groups of cash-generating units (CGU) to which it belongs.

In particular, the CGU identified, which represent “the smallest identifiable group of assets that generates cash flows that are largely independent of the cash inflows from other assets or groups of assets” (IAS 36), coincide with the geographic areas in which the Group carried out manufacturing activities at the date in which the goodwill was generated.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 66

The table below shows the value of goodwill allocated to each cash generating unit (in thousands of Euro):

In thousands of Euro	Goodwill at 31 December 2015	Goodwill at 31 December 2014
Italy	53,240	53,240
France	13,643	13,643
Germany	34,262	34,262
USA	6,006	6,006
Total	107,151	107,151

For the purposes of the impairment test, goodwill has been allocated on the basis of appropriate groupings which reflect the Group’s strategic goals, as well as on the basis of the manner in which the goodwill was created.

The recoverable value of the cash generating unit, or groups of cash-generating units, to which the single goodwill are attributed is verified by means of the determination of the value in use.

The impairment method used is that of Discounted Cash Flows, based on the Strategic Plan approved by the Board of Directors of Euticals in March 2016 (“New Plan”). Although the New Plan covers the period 2016-2018, the period of reference for the purposes of the impairment test is five years (2016-2020).

For the purposes of the impairment test and in conformity with the IFRS, the New Plan incremental results deriving from the industrial restructuring and the contribution from new products were normalised.

The projection of the terminal value was calculated starting from the gross operating result of the last year considered for the purposes of the test (2020) and estimating a normalised cash flow that does not take account of variations in working capital and includes only capital expenditure for the maintenance and replacement of assets. The terminal value was therefore calculated as the perpetuity obtained by capitalising the net cash flow of the year 2020, at a rate of discount determined for each country of reference for the different CGU.

The WACC utilised in the various CGU varies in function of : (i) the different risk free rate (equivalent to the yield from 10-year government bonds of the country of reference of the CGU); (ii) the different specific risk coefficients of the execution risk relative to the expected future cash flows. This risk factor reflects the past differences between forecasts and actual figures as well as from future valuations of business initiatives; (iii) the different borrowing costs in view of the expected rate of inflation in the single currency zones for each CGU.

The single parameters were determined with reference to publically available sources. An interest rate net of tax was applied to cash flows.

The table below shows the principal “Key assumptions” utilised by the Group’s management in order to estimate the recoverable value (corresponding to the value in use) of each of the CGUs to which the goodwill is allocated:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 67

Key assumptions 2015	Italy	France	Germany	USA
Rate of long-term growth	1.3%	1.7%	1.9%	2.4%
Rate of discount	6.9%	6.1%	5.9%	7.1%

The Group has carried out a series of “sensitivity analyses”, varying both the WACC (+/-0.5%) and the rate of long-term growth (+/- 0.5%). These have confirmed the congruity of the results of the test, while only in the unlikely event of a long-term growth rate of less 0.5% and an increase of 0.5% in WACC there would be a loss of less than 9% in goodwill.

The “sensitivity analyses” relative to the Euro/US Dollar exchange rate (+/- 0,5%) have confirmed the congruity of the results of the test and the absence of losses in value.

6.2	Property, plant and equipment

The table below shows the composition of and the movements in property, plant and equipment during the year:

(in thousands of Euro)	Land and buildings	Plant and machinery	Industrial and commercial equipment	Other assets	Assets under construction and advances	Total

Disposals	(1.498)	(2.843)	(69)	(21)	(583)	(5.014)
Depreciation	(1.955)	(8.132)	(620)	(235)	-	(10.941)
Impairments	(792)	(1.500)	(36)	(9)	-	(2.337)
Reclassifications		4.875	417	61	(5.353)
Exchange differences	513	176	27	2	231	949

Balance at 31 December 2014	30.484	31.715	1.574	328	13.051	77.153
Of which:
- historical cost	69.366	211.550	17.589	7.474	13.051	319.030
- accumulated depreciation	(38.882)	(179.835)	(16.016)	(7.145)	-	(241.878)

Additions	190	1.690	328	46	7.841	10.095
Disposals	0	(119)	0	0	0	(119)
Depreciation	(2.030)	(7.053)	(483)	(129)	0	(9.695)
Impairments	0	0	0	0	0	0
Reclassifications	636	6.524	175	5	(7.340)	0
Exchange differences	514	190	2	3	315	1.024

Balance at 31 December 2015	29.795	32.947	1.596	253	13.867	78.458
Of which:
- historical cost	70.780	219.812	18.124	7.527	13.867	330.108
- accumulated depreciation	(40.986)	(186.887)	(16.500)	(7.276)	0	(251.649)

Property, plant and equipment include assets held under financial leasing contracts for Euro 4,414 thousand at 31 December 2015 and Euro 4,934 thousand at 31 December 2014.

The capital expenditure during the years ended 31 December 2015 and 2014 represent the investment necessary for the constant modernisation of the Group’s manufacturing plant and for compliance with environmental and safety regulations. For further information reference should be made to the paragraph “Analysis of the Group’s equity and financial situation” in the Directors’ Report.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 68

6.3	Deferred tax assets and liabilities

These are comprised as follows:

(in thousands of Euro)	At 31 December 2015	At 31 December 2014

Deferred tax assets	13,206	11,043
Deferred tax liabilities	-	(163)

Deferred taxation is determined on the basis of the taxable timing differences between the carrying values of assets and liabilities in the financial statements and their relative fiscal values and is classified under non-current assets and liabilities.

In conformity with IAS 12, the deferred tax liabilities and the deferred tax assets are offset and shown as a net balance where such compensation is allowed by law and where the deferred taxes relate to the same fiscal jurisdiction. The table below gives details of the offsets applied for each individual country at the end of each year.

					Consolidation
(in thousands of Euro)	Italy	France	Germany	USA	adjustments	Total
Deferred tax assets
at 31 December 2014	10,718	2,090	713	1,798	16	15,335
at 31 December 2015	11,986	2,381	652	2,473	35	17,527

Deferred tax liabilities
at 31 December 2014	(2,016)	(2,253)	(186)	-	-	(4,455)
at 31 December 2015	(2,017)	(2,252)	(51)	-	-	(4,320)

Net deferred tax assets
at 31 December 2014	8,702	-	527	1,798	16	11,043
at 31 December 2015	9,969	129	601	2,473	35	13,206

Net deferred tax liabilities
at 31 December 2014	-	(163)	-	-	-	(163)
at 31 December 2015	-	-	-	-	-	-

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 69

The following movements took place in deferred tax assets during the years ended 31 December 2015 and 2014:

Deferred tax assets (in thousands of Euro)	Difference in value of property, plant and equipment and intangible assets	Provisions for risks and charges and other provisions	Valuation of financial instruments	Tax losses and other items	Total

Balance at 31 December 2013	3,363	4,816	287	1,934	10,400

Effect on income statement	1,035	984	45	2,945	5,009
Effect on statement of comprehensive income	-	-	(151)	77	(74)

Balance at 31 December 2014	4,398	5,800	181	4,956	15,335

Effect on income statement	(61)	1,604	(76)	514	1,981
Effect on statement of comprehensive income		(59)	270	0	211

Balance at 31 December 2015	4,337	7,346	375	5,469	17,527

The deferred tax assets at 31 December 2015 relative to tax losses carried forward amount to Euro 4,047 thousand and were recorded given that on the basis of the New Strategic Plan approved by the Directors, the existence of sufficient future taxable income against which to offset these losses is considered probable; the recoverable value of deferred tax assets recorded in the financial statements is in fact subject to review at each year-end.

Tax losses brought forward from prior years amount to Euro 16,656 thousand, for which the Group has recognised deferred tax assets for the entire amount thereof: these losses are due principally to non-recurring factors linked to the corporate restructuring commenced in the past two/three years and which is expected to generate economic benefits starting from next year.

The following movements took place in deferred tax liabilities:

Deferred tax liability (in thousands of Euro)	Difference in value of property, plant and equipment and intangible assets	Employee benefits	Valuation of financial instruments	Other	Total

Balance at 1 January 2014	2,931	1,683	-	70	4,683

Effect on income statement	(67)	(98)	-	9	(156)
Effect on statement of comprehensive income	-	(73)	-	-	(73)

Balance at 31 December 2014	2,864	1,511	-	79	4,455

Effect on income statement	(134)	-	-	-	(134)
Effect on statement of comprehensive income	-	-	-	-	-

Balance at 31 December 2015	2,730	1,511	-	79	4,320

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 70

6.4	Other current and non-current assets

These are comprised as follows:

(in thousand Euro)	31 December 2015	31 December 2014

Security deposits	92	70
Other non-current assets	2.133	1.746
	-	-
Total other non-current assets	2.225	1.816
	-	-
Advance payments and others	653	414
Other current assets	3.129	3.155
	-	-
Total other current assets	3.782	3.569

The “Advances paid” refer principally to sums paid in advance for services received after the year-end.

6.5	Current taxation

This is comprised as follows:

(in thousand Euro)	at 31 december 2015	at 31 december 2014
VAT asset	311	180
IRAP refund asset	330	330
Asset for income taxes	121	-
IRAP asset	125	393
Other tax assets	383	135
Totale crediti per imposte correnti	1.270	1.039
Liabilities for income taxes	(1.823)	(1.220)
VAT liabilities	(109)	-
IRAP liabilities	-	-
Other tax liabilities	(1.083)	(1.448)
Totale debiti per imposte correnti	(3.015)	(2.668)

The variation in the liability for income tax is linked to the results for the year of the foreign subsidiaries. The Irap balance at 31 December 2015 shows a tax payable of Euro 806 thousand. The “Other taxes” refers principally to tax withheld at source by the Group.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 71

6.6	Inventories

These are comprised as follows:

(in thousands of Euro)	31 December 2015	31 December 2014

Raw and consumable materials	18.209	15.987
Work in progress and semi-finished products	20.831	20.692
Finish products and goods for resale	22,147	27.613

Total	61.187	64.292

The value of inventories, net of the relative provision for obsolescence, as at 31 December 2015 fell by Euro 3,105 thousand as a result of the following factors:

(i) the drop in sales volumes with respect to forecasts;

(ii) the improvement in the inventory/production planning process;

(iii) the lower level of utilisation of production capacity;

(iv) the increase in the provision for obsolescence, as detailed below.

the change in the provision for obsolescence, as detailed in the table shown below.

The more significant variations in inventory values were registered (i) in Italy following the significant reduction in certain finished products, in particular API, only partially offset by the increase in raw materials in prevision of the recommencement of production in the new year; (ii) France registered an increase in finished products inventory due to the postponement of certain deliveries of CMO/CS orders initially scheduled for the year-end; (iii) the closing inventories in the USA and Germany remained substantially in line with those of the previous year.

The finished products and goods for sale are shown net of the provision for obsolescence, the movements in which are detailed below:

Balance at 31 Decembre 2014	(12.816)

Provisions	(2.453)
Utilisations	347
Releases	308
exchange rate diff	4

Balance at 31 Decembre 2015	(14.610)

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 72

6.7	Trade receivables

These are comprised as follows:

(in thousands of Euro)	31 December 2015	31 December 2014

Trade receivables and other current receivables	43.751	42.964
Allowance for doubtful current accounts receivable	(794)	(723)

Total current trade receivables	42.957	42.241

The table below shows the ageing analysis of trade receivables at 31 December 2015 and 2014, net of the relative provision for bad debts.

(in thousands of Euro)	31 December 2015	31 December 2014

Current	31.248	37.555
Past due 0-30 days	8.316	2.782
Past due 31-90 days	1.741	1.113
Past due 91-180 days	376	158
Past due 181-360 days	1.241	633
Past due over 360 days	38	-

Total	42.956	42.241

The table below shows the movements in the Provision for bad debts:

Balance at 31 December 2014	673

Provisions	121
Releases	0
Utilisations	0

Balance at 31 December 2015	794

Trade receivables increased from Euro 42,241 thousand at 31 December 2014 to Euro 42,956 thousand at 31 December 2015 as a result of the higher sales volumes.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 73

6.8	Cash and cash equivalents

These are comprised as follows:

(in thousands of Euro)	31 December 2015	31 December 2014

Bank accounts	26.508	13.382
Cash on hand	14	14

Total cash and cash equivalents	26.522	13.396

The table below shows the analysis of the Group’s cash and cash equivalents by currency at 31 December 2015 and 2014:

(in thousands of Euro)	31 December 2015	31 December 2014

Cash and cash equivalents in Euro	9.497	6.881
Cash and cash equivalents in USD and other currencies	17.025	6.514

Total cash and cash equivalents	26.522	13.396

The variation in cash and cash equivalents is shown in greater detail in the consolidated cash flow statement. The cash and cash equivalents include a restricted deposit of Euro 100 thousand, created as guarantee for certain bank credit facilities of the subsidiary Chorisis Srl.

6.9	Assets and Liabilities held for sale

In 2014 the assets and liabilities relative to the first site subject to the industrial rationalisation foreseen by the New Strategic Plan were disclosed as being “held for sale” following the resolution for the sale thereof adopted by the Board of Directors of Euticals SpA in November 2014. Following this decision negotiations were launched for the sale of the site, and a letter of intent was signed by the potential purchaser during the year 2015. The preliminary sales contract of the business segment was signed on 14 January 2016. For further details thereon reference should be made to the paragraph “Significant Events after the year-end and Business Outlook” contained in the Directors’ Report.

(in thousands of Euro)	At 31 December 2015	At 31 December 2014

Property, plant and equipment	2,055	5,000
Assets held for sale	2,055	5,000
Employee benefits	(374)	(392)
Other current liabilities towards employees	(270)	(279)
Liabilities held for sale	(644)	(671)

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 74

In accordance with the requirements of IFRS 5, the assets held for sale have been written down to fair value net of selling costs, which amounts to Euro 2,055 thousand at 31 December 2015, lower than the preliminary sale price of Euro 5,000 thousand estimated at 31 December 2014. The abovementioned fair value was determined on the basis of the sale price foreseen for the preliminary sale contract of the business unit stipulated on 14 January 2016, and therefore comes under Level 2 of the fair value hierarchy. The write-down, equivalent to Euro 3,261 thousand (of which Euro 316 thousand relative to the capitalisation in 2015 and Euro 2,945 thousand relative to adjustment to fair value of the value of the assets held for sale), was recorded under the heading “Depreciation, amortisation and write downs” in the income statement relative to the year ended 31 December 2015.

6.10	Shareholders’ Equity

At 31 December 2015 the share capital of the parent company, fully underwritten and paid up, amounts to Euro 58,333 thousand and is comprised of 200 million ordinary shares.

Consolidated shareholders’ equity is comprised of the following:

(in thousand Euro)	31 december 2015	31 december 2014

Share Capital	58.333	50,000
Share premium reserve	171.667	167,500
Other reserves	(10.699)	(11.470)
Profit (loss) carried forward	(33.085)	(28.856)
Profit (loss) carried for the period	1.600	(4.224)
Totale patrimonio netto	137.316	172.950

There are no minority interests in share capital nor are there any own shares held by the parent company or by its subsidiaries.

The Share Capital at 31 December 2015 is comprised of No. 233,333,333 fully paid up ordinary shares with a nominal value of Euro 0.25 per share, free from any restrictions regarding the distribution of dividends and the reimbursement of capital.

On 13 February 2015 the Extraordinary Shareholders’ meeting of Lauro Cinquantasette Spa resolved a share capital increase of Euro 12,500,000, of which Euro 8,333,333 for new share capital and Euro 4,155,667 for share premiums. For further information reference should be made to the details provided in the Consolidated Statement of Changes in Equity and to paragraph 2.2 “Evaluation of business continuity” in the Directors’ Report.

6.11	Current and Non-Current Financial liabilities

The table below gives detail of the Group’s current and non-current financial liabilities as at 31 December 2015 and 2014:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 75

(in thousand euro)	Within 12 months	Between 1 and 5 years	Beyond 5 years	Total

Long-term loans	-	56.848	-	56.848
Short-term loans	4.075	-	-	4.075
Credit lines	29.987	-	-	29.987
Financial lease obligations	421	1.069	-	1.490
Financial Derivates	1.337	734	-	2.071
Total	35.820	58.651	-	94.471

31 December 2014 (in thousand euro)	Within 12 months	Between 1 and 5 years	Beyond 5 years	Total

Short-term loans	62.226	-	-	62.483
Credit lines	31.430	-	-	31.173
Financial lease obligations	421	679	754	1.854
Total	94.077	679	754	95.510

The table below shows the principal loans in existence as at 31 December 2015:

(in thousands of Euro) Type	Bank	Opening Date	Currency	Original loan amount	Balance at 31 December 2015	Interest rate at 31 December 2015	Maturity date

Loans	Intesa S.Paolo	11/02/2011	EUR	98,700	60,489	4.54%	31/12/2019

The long-term loan was stipulated on 8 February 2011 with a Pool of Banks comprised of Intesa San Paolo, GE Capital, Banca Popolare di Milano and Mediocreval and contained a series of financial covenants, the parameters of which to be calculated with reference to the Group’s Consolidated Financial Statements.

At 31 December 2014 this loan was classified as payable within 12 months, given that, on the basis of the Consolidated Financial Statement figures, suitably adjusted in line with the provisions of the loan contract, certain of the abovementioned parameters had not been respected.

On 1 April 2015 the Amending Agreement to the loan contract was signed, under which the new repayment instalment due within 12 months of 31 December 2015 amounts to Euro 2.5 million. The Amending Agreement called for the rescheduling of the loan repayments according as shown below:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 76

Year	Repayment instalment (millions of Euro)

2016	2.5
2017	9.4
2018	17.5
2019	19.5
2020	11.6

Total	60.5

The Amending Agreement also entailed the revision, in accordance with the New Plan, of the financial parameters on which the Group’s performance shall be measured during the remaining loan period; these parameters had been met as at 31 December 2015.

The table below shows the principal financial leasing contracts in existence:

Financial Leasing
(in thousand Euro)	Amount at 2015

Lands and buildings	1.354
Plant and machinery	175
Total	1.529

6.12	Employee Benefits

These include the balance payable relative to employee termination indemnity (TFR) for the Group’s employees in Italy as well as the liability for pension plans applied in other countries.

The following movements took place during the year:

	2015	2014

Balance at 1 January	11.222	10.126

Service costs	220	143
Interest on obligations	199	260
Pay indemnities and advances	(634)	(428)
Gains(losses)actuarial	(411)	1.512
Acquisition	-	(392)

Balance at 31 december	10.596	11.222

The actuarial assumptions utilised in the calculation of the principal defined contribution/benefit pension plans are detailed in the table below:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 77

	Italy	France	Germany	USA

Economic assumption
Inflation rate	1,75%	2,00%	1,75%	1,31%
Actuarial rate	2,03%	2,00%	2,25%	0,75%
Demographic assumption
Probability of resignation	5,00%	3,00%	4,23%	3,00%
Probability of advances	3,00%	3,00%	2,25%	3,00%

The rate of discount utilised was based on the iBoxx Eurozone Corporates AA index.

In accordance with the requirements of IAS 19, the table below shows the analysis of the liability over future years:

Cash flows (in thousand Euro)	Italy	France	Germany	USA
2016	229	66	50	15
2017	221	-	52	7
2018	366	27	119	5
2019	225	56	126	-
2020	203	186	135	-
over	1.316	1.052	920	-

6.13	Provisions for risks and charges

The following movements took place during the year:

(in thousands of Euro)	Environmental provisions	Other provisions	Total

31 December 2014	7.935	881	8.816

Provisions	519	1	520
Utilizations	(191)	(724)	(915)
Releases	-	(120)	(120)
Exchange differences	-	-	-

31 December 2015	8.263	38	8.301

The provision for environmental risks and charges includes the costs relative to future land reclamation work to be carried out at the Group’s manufacturing sites and has been calculated on the basis of estimates made by the environmental engineering division following the annual controls carried out on the land in question.

The utilisations and reversals during the year of “Other provisions for risk” regarded the following:

(I)	Euro 325 thousand utilised against the costs incurred during the year for the incentives to employees under the voluntary redundancy procedures;

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 78

(II)	Euro 400 thousand utilised to cover the costs relative to the reorganisation of personnel;
(III)	Euro 120 thousand for the reversal of the provision accrued relative to a legal dispute which was concluded favourably during the year.

6.14	Trade payables

	31 december	31 december
(in thousand Euro)	2015	2014

Trade payables	30.667	30.039

Trade payables include payables towards suppliers of raw materials and services as well as payables towards agents for commission matured. The increase of Euro 451 thousand with respect to the previous year is due to the increase in production volumes which led to an increase in the purchases of changes raw materials.

6.15	Other current and non-current liabilities

The Group has no non-current liabilities other than those already disclosed in paragraphs 6.11, 6.12 and 6.13 of these Explanatory Notes to the Consolidated Financial Statements.

The “Other current liabilities” are comprised of the following:

(in thousands of Euro)	31 december 2015	31 december 2014

Payables to employees	6.330	6.922
Social security payables	4.004	5.781
Advances from customers	137	217
Other current liabilities	2.988	2.428

Total other current liabilities	13.459	15.348

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 79

6.16	Sales Revenues

These are comprised as follows:

(in thousands of Euro)	2015	2014

Europe	92.555	97.262
North America	57.069	40.913
South America	12.185	14.218
Middle East	2.453	3.445
Asia	45.724	28.027
Others	4.867	2.248

Totale	214.863	186.113

The growth in revenues of Euro 29,750 thousand with respect to the previous year is due principally to the increase of Euro 26,730 thousand in the sales volumes of the Italian subsidiary (in particular in the API product lines). For further information reference should be made to the paragraph “Business Performance” of the Directors’ Report.

6.17	Other income and revenues

These refer principally to reimbursement of the costs incurred for the development of the industrialisation of certain products or to other services commissioned by customers in the sector and linked to the production on a contract basis. They also comprise the income deriving from waste disposal services offered to third parties and carried out at our manufacturing plants.

6.18	Internal work capitalised

These refer principally to research and development activities and to extraordinary maintenance carried out on the Group’s manufacturing plants, and in particular to the costs incurred for personnel employed in these activities. The table below shows the destination of the costs capitalised during the years 2015 and 2014.

(in thousands of Euro)	Year 2015	Year 2014

Research and development	3,939	4,957

Plant maintenance	-	674

Total	3,939	5,631

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 80

Research costs are charged to the income statement in the period in which they are incurred. Development costs sustained in relation to a specific project are capitalised and recorded as intangible assets when the following conditions are satisfied:

-	the technical feasibility of the project can be demonstrated;
-	the intention and capacity to complete the project and sell or otherwise utilize the intangible assets generated by the project can be demonstrated;
-	the ways in which the asset can generate future economic benefits can be demonstrated;
-	the technical and financial resources for the completion of the project are available;
-	the project can be clearly identified and the costs associated with it can be identified and measured reliably.

Following their initial recognition, the product development costs capitalised are valued at cost net of accumulated amortisation or impairment losses. The amortisation of the asset commences from the moment in which the development is completed and the asset is available for use. The development costs capitalised are amortised in relation to the duration of their expected future benefits and the relative amortisation charges are classified in cost of sales. During the development period the asset is subjected to annual impairment testing on the basis of expected future cash flows.

6.19	Raw, subsidiary and consumable materials

This is comprised as follows:

(in thousands of Euro)	2015	2014

Raw materials expenses	75.928	68.141
Change in inventories	4.616	1.554

Total	80.544	69.695

The increase with respect to the previous year is principally due to the increase in revenues as described in the previous note. The figures also show an improvement in the sales mix and in the profitability of the various product lines. For further details reference should be made to the paragraph “Business Performance” in the Directors’ Report.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 81

6.20	Services and rental and leasing charges

These are comprised as follows:

(in thousand Euro)	2015	2014

Mainteinance, repair and services	8.141	5.801
Utilities	13.138	14.428
External labor	4.810	2.776
Sale related services	2.943	2.653
Advertising and promotions	109	549
Consulting and collaboration fees	5.001	2.772
Leases and rents	2.078	1.637
Transport charges on purchasing	841	1.176
Transport charges on sales	1.567	1.196
Commissions and bank charges	746	836
Travel and other expenses	512	570
Services from Group Companies	4.972	5.030
Other services	3.732	3.793
Total	48.590	43.217

The increase with respect to the previous year is principally due to the increase in revenues as described in the previous note. A significant portion of the costs for services, however, are represented by fixed industrial costs, which are not directly linked to sales volumes.

6.21	Personnel costs

These are comprised as follows:

(in thousands of Euro)	2015	2014

Wages and salaries	41.039	38.397
Social security contributions	13.737	12.023
Directors’ remuneration	-	-
Indemnities related to defined contribution plan	-	169
Indemnities related to defined benefit plan	-	95
Other long-term benefits	1,646	2,131
Other personnel costs	(343)	773

Total	56.078	53.648

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 82

The table below shows the average number of Group employees during the year and the exact number of employees at the year-end, analysed by category.

	Average number of employees		Number of employees as of 31 December
(units)	2015	2014	2015	2014

Management	23	24	23	24
White collar	433	413	431	409
Blue collar	404	404	408	402

	860	841	862	835

6.22	Other Operating Costs

These are comprised as follows:

(in thousands of Euro)	2015	2014

Other taxes (excluding income taxes)	1.807	2.507
risk provision	-	(6)
Other costs	364	574

Total	2.171	3.075

The indirect taxes and duties refer principally to tax paid for maintaining the ministerial authorisation necessary for the commercialisation of the products in the Group’s product portfolio.

6.23	Depreciation, amortisation and writedowns

These are comprised of the following:

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 83

(in thousands of Euro)	2015	2014

Depreciation of tangible assets	9.695	10.942
Amortization of intangible assets	3.823	2.794
Provisions for doubtful accounts	70	130
Release of allowance for doubtful accounts	(0)	(324)
Other provisions - stock write down	1.798	4.384
Depreciation of real estate equity investments	1.760	1.245
Adjustement Asset of disposal classified as aheld for sale	3.261	2.337
Total	20.406	21.508

In November 2014, the Board of Directors of Euticals SpA resolved the sale of the first manufacturing site as part of the industrial rationalisation programme contained in the New Plan, or, alternatively, the closure thereof should no third parties be interested in the purchase of the site. Following this decision sale negotiations were commenced, and a preliminary sales contract was stipulated with a potential purchaser. This operation is expected to be completed within the first six months of the year 2016. In line with the content of the preliminary sales contract the value of the assets to be sold has been written down by Euro 3.2 million in the year 2015.

6.24	Financial income and expenses

These are comprised as follows:

(in thousands of Euro)	2015	2014

Interest expense on long term loans	5.534	0
Interest expense on shortterm loans	315	5.401
(Gain)/loss on financial assets measured at fair value	0	285
Interest expense on financial lease obligations	2	81
Other financial expense	713	1.112
Net exchange rate (gain)/loss	(310)	(636)

Total financial expense	6.253	6.243

Financial income	(371)	(11)

Net financial expense/(income)	5.882	6.232

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 84

The “Other financial charges” refer principally to the effect of the discounting to present value of the provisions for long term environmental risks and the provisions for employee benefits.

6.25	Income tax

This is comprised as follows:

(in thousands of Euro)	2015	2014

Current taxes	3.727	3.136
Deferred taxes	(2.053)	(5.025)

Total	1.675	(1.889)

The deferred tax asset includes the effect of the change in the IRES tax rate foreseen by the 2016 Fiscal law from 27.5% to 24% as from 1 January 2017 for a total of Euro 503 thousand.

The table below shows the reconciliation between the theoretical tax charge/(credit) and the actual tax charge/(credit) for the years ended 31 December 2015 and 2014.

(in thousand euro)	2015		2014

Profit (loss) before taxes	3.275		(6.112)
Theoretical tax expense	901	27,50%	(1.681)	27,50%
Deferred taxes from prior years	-		-
Non-deductible costs/ (non-taxable income) and other	128		(1.017)
IRAP (Italian regional business tax)	645		810
Effective income taxes	1.674	51,10%	(1.889)	30,91%

6.26	Commitments

The contractual obligations assumed with third parties as at 31 December 2015 relative to commitments not yet reflected in the financial statements amount to Euro 395,614 thousand and relate to leasing contracts in existence. The Group also has liens on property, plant and equipment as security for loans for Euro 98,700 thousand both at 31 December 2015 and at 31 December 2014.

The Group also has other commitments for fidejussions granted principally in favour of regulatory bodies for the normal execution of the Group’s business for a total of Euro 814 thousand at 31 December 2015, compared to Euro 843 thousand at 31 December 2014.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 85

6.27	Related Party transactions

All of the commercial and financial transactions between the Group companies during the year 2015 took place on an arm’s length basis at normal market conditions.

No significant transactions took place with other related parties.

6.28	Directors’, Statutory Auditors’ and Independent auditors remuneration

The table below shows the remuneration paid during the year 2015 by Lauro Cinquantasette Spa and by its subsidiaries to the members of their Boards of Directors and Boards of Statutory Auditors, as well as to the Group’s independent auditors.

in thousands of Euro	Year 2015

Directors’ emoluments	562

Statutory auditors’ emoluments	142

Independent auditors’ fees	180

6.29	Significant events after the year end and business outlook.

Details of the significant events which have taken place since the year end and of the business outlook for the coming year are provided in the appropriate sections of the Directors’ Report.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 86

Appendix 1

Investments in subsidiary and associated companies as at 31 December 2015

Subsidiary companies

			Share Capital
Company	Country	Date closing exercise	Currency	Amount (Euro/000)	% ownership at 31 december 2015
Euticals Gmbh	Francoforte (GER)	31-dec	EUR	25	100%
Euticals Sas	Bon Encontre (FR)	31-dec	EUR	6.381	100%
Euticals Inc	Wilmington Delaware (US)	31-dec	USD	10	100%
Chorisis Srl	Mariano Comense (IT)	31-dec	EUR	31	100%

Associated companies

The Company has no investments in associated companies at 31 December 2015.

Gruppo Lauro Cinquantasette – Bilancio consolidato al 31 dicembre 2015	Pag. 87